EXHIBIT 99

ANNUAL AND SPECIAL MEETING
MAY 5, 2005

POTASH CORPORATION OF SASKATCHEWAN INC.

NOTICE OF

ANNUAL AND SPECIAL MEETING

OF SHAREHOLDERS AND

MANAGEMENT PROXY CIRCULAR

March 11, 2005

Dear Shareholder:

We are pleased to invite you to join our Board of Directors and senior management team at our 2005 Annual and Special Meeting of Shareholders. The meeting will be held on May 5, 2005 at 10:30 a.m. (local time) at the Delta Bessborough, 601 Spadina Crescent East, Saskatoon, Saskatchewan, Canada.

The meeting provides you, the shareholder, with an opportunity to meet, listen to and ask questions of the people who are responsible for the performance of the Corporation. The Notice of Annual and Special Meeting and Management Proxy Circular describing the formal business of the meeting and related proxy are enclosed.

Your vote is very important. Whether or not you plan to attend the meeting, you can make your voice heard by completing and sending us your proxy (full details are provided inside).

If you are unable to attend in person, you will be able to listen to a webcast of the meeting at www.potashcorp.com. Prior to the meeting you may also wish to visit our website to view our most recently filed public documents.

We look forward to seeing you on May 5, 2005.

Sincerely,

D. J. Howe	W. J. Doyle
Board Chair	President and Chief Executive Officer

Potash Corporation of Saskatchewan Inc.
PCS Tower,     Suite 500, 122 – 1st Avenue South,     Saskatoon, Saskatchewan Canada     S7K 7G3

POTASH CORPORATION OF SASKATCHEWAN INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the “Meeting”) of shareholders of Potash Corporation of Saskatchewan Inc. (the “Corporation”), a Canadian corporation, will be held on May 5, 2005 at 10:30 a.m. (local time) at the Delta Bessborough, 601 Spadina Crescent East, Saskatoon, Saskatchewan, Canada for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the year ended December 31, 2004 and the report of the auditors thereon;

2.	to elect the Board of Directors for 2005;

3.	to appoint auditors for 2005;

4.
to consider and, if deemed appropriate, adopt, with or without variation, a resolution (the full text of which is reproduced as Appendix B to the accompanying Management Proxy Circular) authorizing the Corporation to implement a new stock option plan, which is attached as Appendix C to the accompanying Management Proxy Circular; and

5.	to transact such other business as may properly come before the Meeting or any adjournments thereof.

DATED at Saskatoon, Saskatchewan this 11th day of March, 2005.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph A. Podwika
Secretary

POTASH CORPORATION OF SASKATCHEWAN INC.
MANAGEMENT PROXY CIRCULAR

QUESTIONS AND ANSWERS ON VOTING AND PROXIES

Your vote is important to us, and you can vote whether you attend the Meeting or not. Here is how:

1.	Q:	WHO CAN I CALL IF I HAVE QUESTIONS ABOUT THE INFORMATION CONTAINED IN THIS MANAGEMENT PROXY CIRCULAR OR REQUIRE ASSISTANCE IN COMPLETING MY PROXY FORM?

	A:	Georgeson Shareholder Communication Canada, Inc., the Corporation’s proxy solicitation agent, at 1-888-288-7436, for service in English and in French.

2.	Q:	WHO IS SOLICITING MY PROXY?

A:
The management of the Corporation. Solicitation of proxies will be primarily by mail, supplemented by telephone or other contact by employees of the Corporation (who will receive no additional compensation), and all such costs will be borne by the Corporation. We have retained the services of Georgeson for the solicitation of proxies in Canada and in the United States. Georgeson’s services are estimated to cost $27,500.

3.	Q:	ON WHAT AM I VOTING?

A:
Three items: (1) the election of directors, (2) the appointment of auditors, and (3) a resolution authorizing the Corporation to implement a new stock option plan. The Corporation’s Board of Directors and management recommend that you vote FOR items (1), (2) and (3).

4.	Q:	WHO IS ENTITLED TO VOTE?

	A:	Common shareholders as at the close of business on March 17, 2005 or their duly appointed representatives will be entitled to cast a vote.

As at February 28, 2005, 111,290,020 common shares in the capital of the Corporation (the “Shares”) are entitled to be voted at the Meeting.

5.	Q:	BY WHEN MUST I VOTE?

A:
This will depend on the way in which you will be voting: (a) If you plan to attend the Meeting and wish to vote your Shares in person at the Meeting, your vote will be taken and counted at the Meeting. Non-Registered Shareholders wishing to attend the Meeting or vote by proxy should refer to “Voting by Non-Registered Shareholders” on page 5; (b) If you are a Registered Shareholder and voting using the proxy form, your proxy form should be received at the Winnipeg office of CIBC Mellon Trust Company by mail or facsimile prior to the commencement of the Meeting, or hand-delivered at the registration table on the day of the Meeting prior to the commencement of the Meeting; (c) If you are a Registered Shareholder and voting your proxy by telephone or Internet, your vote should be received no later than 11:00 p.m. (Saskatoon time) on Tuesday, May 3, 2005.

Please note that Items 6 to 9 below are only applicable to Registered Shareholders. Non-Registered Shareholders should refer to Item 18 for further information on voting.

6.	Q:	WHAT IF I SIGN THE PROXY FORM AS DESCRIBED IN THIS MANAGEMENT PROXY CIRCULAR?

A:
Signing the proxy form gives authority to Mr. Dallas J. Howe, Mr. William J. Doyle, Mr. Wayne R. Brownlee or Mr. Joseph A. Podwika, all of whom are either directors or officers of the Corporation, to vote your Shares at the Meeting in accordance with your voting instructions. A PROXY MUST BE IN WRITING AND MUST BE EXECUTED BY YOU OR BY YOUR ATTORNEY AUTHORIZED IN WRITING OR, IF THE SHAREHOLDER IS A CORPORATION OR OTHER LEGAL ENTITY, BY AN OFFICER OR ATTORNEY THEREOF DULY AUTHORIZED. A PROXY MAY ALSO BE COMPLETED OVER THE TELEPHONE OR OVER THE INTERNET (See Questions No. 17(1) (a) and (b).

7.	Q:	CAN I APPOINT SOMEONE OTHER THAN THESE PEOPLE TO VOTE MY SHARES?

A:
Yes. You have the right to appoint some other person of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. If you wish to do so, please strike out those four printed names appearing on the proxy form, and insert the name of your chosen proxyholder in the space provided thereon.

YOU CANNOT APPOINT A PERSON TO VOTE YOUR SHARES OTHER THAN OUR DIRECTORS OR OFFICERS WHOSE PRINTED NAMES APPEAR ON THE PROXY FORM IF YOU DECIDE TO VOTE BY TELEPHONE OR INTERNET.

IT IS IMPORTANT TO ENSURE THAT ANY OTHER PERSON YOU APPOINT IS ATTENDING THE MEETING AND IS AWARE THAT HIS OR HER APPOINTMENT HAS BEEN MADE TO VOTE YOUR SHARES. PROXYHOLDERS SHOULD, AT THE MEETING, PRESENT THEMSELVES TO A REPRESENTATIVE OF CIBC MELLON AT THE TABLE IDENTIFIED AS “REGISTERED SHAREHOLDERS”.

8.	Q:	HOW WILL MY SHARES BE VOTED IF I VOTE BY PROXY?

A:
The persons named in the proxy form must vote or withhold from voting your Shares in accordance with your instructions on the proxy form. In the absence of such instructions, however, your Shares will be voted FOR the election to the Corporation’s Board of Directors of the nominees proposed by management as described in this Management Proxy Circular and on the proxy form, FOR the appointment of Deloitte & Touche LLP as auditors until the close of the next annual meeting, FOR the resolution authorizing the Corporation to implement a new stock option plan and FOR management’s proposals generally.

9.	Q:	IF I CHANGE MY MIND, CAN I TAKE BACK MY PROXY ONCE I HAVE GIVEN IT?

A:
Yes. A shareholder who has voted by proxy may revoke it by voting again in any manner (telephone, Internet, mail or fax). In addition, you may revoke a voted proxy by depositing an instrument in writing (which includes another proxy form with a later date) executed by you or by your attorney authorized in writing with our Corporate Secretary at Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan, Canada, S7K 7G3, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment or postponement thereof or by depositing it with the Meeting chair on the day of the Meeting, or any adjournment or postponement thereof. You may also revoke a proxy in any other manner permitted by law.

Note that your participation in person in a vote by ballot at the Meeting will automatically revoke any proxy previously given by you in respect of business covered by that vote.

10.	Q:	WHAT IF AMENDMENTS ARE MADE TO THESE MATTERS OR IF OTHER MATTERS ARE BROUGHT BEFORE THE MEETING?

A:
The person named in the proxy form has discretionary authority with respect to amendments or variations to matters identified in the Notice of the Meeting and to other matters which may properly come before the Meeting. As of the date of this Management Proxy Circular, our management knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the proxy form will vote on them in accordance with their best judgment.

11.	Q:	HOW WILL THE VOTES BE COUNTED?

A:
All matters to be considered at the Meeting will each be determined by a majority of votes cast at the Meeting by proxy or in person. In the event of equal votes, the Meeting chair is entitled to a second or casting vote.

12.	Q:	HOW CAN I CONTACT THE TRANSFER AGENT?

	A:	You can contact the transfer agent as follows:

By mail: CIBC Mellon Trust Company Suite 750 1 Lombard Place Winnipeg, Manitoba, Canada R3B 0X3

By telephone: 1-800-387-0825 (toll-free within Canada and the United States) or 1-416-643-5500 (from any country other than Canada and the United States)

By fax: 1-416-643-5501 (all countries)

By e-mail: inquiries@cibcmellon.com

13.	Q:	WHAT IS ELECTRONIC DELIVERY?

A:
A voluntary program that permits Registered Shareholders to receive their disclosure documents electronically rather than by paper. Every year, we mail to our shareholders documentation, such as this Management Proxy Circular and our Annual Report, that must by law be delivered to shareholders of a public company. Consenting Registered Shareholders will receive an email containing a link to disclosure documentation on our website (www.potashcorp.com). We believe that electronic delivery will benefit the environment and reduce our costs.

14.	Q:	IS ELECTRONIC DELIVERY MANDATORY?

	A:	No. Electronic delivery is voluntary for Registered Shareholders; if you do not consent, you will continue to receive documentation by mail.

15.	Q:	IF I CONSENT TO ELECTRONIC DELIVERY, WHEN WILL IT BECOME EFFECTIVE?

A:
If you are a Registered Shareholder and you consent to electronic delivery, you will be notified by email of the availability on our website (www.potashcorp.com) of all documentation which must be sent to you by law.

16.	Q:	HOW CAN I CONSENT TO ELECTRONIC DELIVERY?

A:
(a) by completing and returning the accompanying form entitled Consent to Electronic Delivery of Documents to our transfer agent CIBC Mellon Trust Company by mail or by fax at 1-416-643-5501, or (b) by completing the online version of the form at www.cibcmellon.com/electronicdelivery. If you have previously provided consent to electronic delivery, no additional consent is required.

VOTING BY REGISTERED SHAREHOLDERS

You are a Registered Shareholder if your name appears on your share certificate. THE ENCLOSED PROXY FORM INDICATES WHETHER YOU ARE A REGISTERED SHAREHOLDER.

17.	Q:	HOW DO I VOTE?

	A:	You can vote your Shares by proxy or in person at the Meeting if you are a Registered Shareholder:

	(1)	BY PROXY

There are four ways that you can vote by proxy:

(a)	By Telephone

Call 1-866-271-1207 from your touch-tone phone and follow the instructions (only available to Registered

Shareholders resident in Canada or the United States). You will need the control number located on the enclosed proxy form. You do not need to return your proxy form.

(b)	On the Internet

Go to www.eproxyvoting.com/potash and follow the instructions on screen. You will need the control number located on the enclosed proxy form. You do not need to return your proxy form.

At any time, CIBC Mellon may cease to provide telephone and Internet voting, in which case shareholders can elect to vote by mail, by fax or by attending the Meeting in person, as described below.

(c)	By Mail

By completing, dating and signing the enclosed proxy form and returning same in the envelope provided.

(d)	By Fax

By completing, dating and signing the enclosed proxy form and forwarding same by fax at 1-416-368-2502. IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME (E.G. IF THEY ARE HELD THROUGH A BANK, TRUST COMPANY, SECURITIES BROKER OR OTHER NOMINEE), DO NOT USE THE ABOVE FAX NUMBER AS IT IS RESERVED FOR REGISTERED SHAREHOLDERS. INSTEAD, USE THE FAX NUMBERS, IF ANY, PROVIDED BY YOUR NOMINEE (See Question No.  18(1)).

(2)   BY ATTENDING THE MEETING IN PERSON

If you wish to vote in person at the Meeting, do not complete or return the proxy form.

VOTING BY NON-REGISTERED SHAREHOLDERS

You are a Non-Registered (or beneficial) Shareholder if your Shares are held through a bank, trust company, securities broker or other nominee. FOR MOST OF YOU, THE PROXY FORM SENT OR TO BE SENT BY YOUR NOMINEE INDICATES WHETHER YOU ARE A NON-REGISTERED (OR BENEFICIAL) SHAREHOLDER.

18.	Q:	HOW DO I VOTE?

	A:	There are two ways that you can vote your Shares if you are a Non-Registered (or beneficial) Shareholder:

(1)	BY PROVIDING VOTING INSTRUCTIONS TO YOUR NOMINEE

Your nominee is required to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive or have already received from your nominee either a request for voting instructions or a proxy form for the number of Shares you hold.

Every nominee has its own procedures which should be carefully followed by Non-Registered Shareholders to ensure that their Shares are voted at the Meeting. These procedures generally allow voting by telephone, on the Internet, by mail or by fax. Please contact your nominee for instruction in this regard.

IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME DO NOT USE THE FAX NO. IN 17(1)(d) AS THIS NUMBER IS RESERVED FOR REGISTERED SHAREHOLDERS.

(2)  BY ATTENDING THE MEETING IN PERSON

If you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or proxy form to appoint yourself as proxyholder and follow the instructions of your nominee.

Non-Registered Shareholders who instruct their nominee to appoint themselves as proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon at the table identified as “Beneficial Shareholders”. Do not otherwise complete the form sent to you as your vote will be taken and counted at the Meeting.

Except as otherwise stated, the information contained herein is given as of February 28, 2005. Unless otherwise specified, all dollar amounts are expressed in United States dollars.

BUSINESS OF THE MEETING

1.	Financial Statements

The Consolidated Financial Statements for the year ended December 31, 2004 are included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities.

2.	Nominees for Election to the Board of Directors

The 12 nominees proposed for election as directors of the Corporation are listed beginning on page 8. All are currently directors of the Corporation. All nominees have established their eligibility and willingness to serve as directors. Directors will hold office until the next annual meeting of shareholders of the Corporation or until their successors are elected or appointed.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote for the election of the nominees listed beginning on page 8. If, for any reason, at the time of the Meeting any of the nominees are unable to serve, and unless otherwise specified, it is intended that the persons designated in the form of proxy will vote in their discretion for a substitute nominee or nominees.

3.	Appointment of Auditors

Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche LLP, the present auditors of the Corporation, as auditors of the Corporation to hold office until the next annual meeting of shareholders of the Corporation, unless the shareholder signing such proxy specifies otherwise.

4.	Adoption of New Option Plan

At the Meeting, shareholders will be asked to consider and, if deemed appropriate, adopt, with or without variation, a resolution (the full text of which is reproduced as Appendix B to this Management Proxy Circular) authorizing the Corporation to implement a new stock option plan, which is attached as Appendix C to this Management Proxy Circular. Unless a proxy specifies otherwise, the persons designated in the form of proxy intend to vote for the resolution to approve the new stock option plan.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

The articles of the Corporation provide that the Board of Directors of the Corporation (the “Board”) shall consist of a minimum of 6 directors and a maximum of 20, with the actual number to be determined from time to time by the Board. The Board has determined that, at the present time, there will be 12 directors.

Proxies solicited hereby will be voted for the following proposed nominees (or for substitute nominees in the event of contingencies not known at present) who will, subject to the bylaws of the Corporation and applicable corporate law, hold office until the next annual meeting of shareholders or until their successors are elected or appointed in accordance with the bylaws or applicable corporate law. The affirmative vote of a majority of the Shares present in person or by proxy at the Meeting and voted in respect of the election of directors is required to elect directors.

The following table states the names and ages of all the persons to be nominated for election as directors, all other positions and offices with the Corporation now held by them, their present principal occupation or employment, their business experience over the last five years, the period during which present directors of the Corporation have served as directors, and the number of Shares and Share Units beneficially owned by each of them as of February 28, 2005, including Shares over which any such individual has or shares voting or investment power.

FREDERICK J. BLESI	Director since 2001	February	February
		2004*	2005

	Number of Shares Beneficially Owned	0	2,000
	Number of Shares Deemed to be Beneficially Owned**	24,500	16,000
	Number of Share Units Held***	4,146	5,476

Mr. Blesi, 67, of Glenview, Illinois is a retired Chairman and Chief Executive Officer of the Phosphate Chemicals Export Association Inc. (“PhosChem”), the principal vehicle for the export of U.S.  phosphate chemicals. Prior to joining PhosChem in 1981, he was Vice President, International with International Minerals and Chemical Corporation. He is a director of the Evans Scholars Foundation and the Western Golf Association.

Mr. Blesi is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

WILLIAM J. DOYLE	Director since 1989	February	February
		2004*	2005

	Number of Shares Beneficially Owned	104,182	77,551
	Number of Shares Deemed to be Beneficially Owned**	794,182	893,807
	Number of Share Units Held***	0	0

Mr. Doyle, 54, of Saskatoon, Saskatchewan, is President and Chief Executive Officer of the Corporation. He became President of PCS Sales in 1987, after a career with International Minerals and Chemical Corporation. He is Chairman of the Potash & Phosphate Institute and the International Fertilizer Industry Association’s Production and International Trade Committee and Vice Chairman of Canpotex Limited and the Fertilizer Institute. Mr. Doyle is on the College Board of Advisors at Georgetown University.

Mr. Doyle is a member of the Executive Committee.

JOHN W. ESTEY	Director since 2003	February	February
		2004*	2005

	Number of Shares Beneficially Owned	0	2,000
	Number of Shares Deemed to be Beneficially Owned**	0	2,000
	Number of Share Units Held***	2,074	3,953

Mr. Estey, 54, of Glenview, Illinois, is President and Chief Executive Officer of S&C Electric Company, Chicago, Illinois. He is a director of the Institute of Electrical and Electronics Engineers and a member of the Board of Governors of the National Electrical Manufacturers Association. A director of the Executives’ Club of Chicago, he is also a member of the Dean’s Advisory Board at the Kellogg School of Management at Northwestern University.

Mr. Estey is Chair of the Compensation Committee and a member of the Safety, Health and Environment Committee.

WADE FETZER III	Director since 2002	February	February
		2004*	2005

	Number of Shares Beneficially Owned	2,000	3,000
	Number of Shares Deemed to be Beneficially Owned**	3,500	6,000
	Number of Share Units Held***	1,702	2,428

Mr. Fetzer, 67, of Glencoe, Illinois, is a Retired Partner with the investment banking firm Goldman Sachs. He sits on the boards of Serologicals Corporation, Sphere Communications, Northern Star Broadcasting, the University of Wisconsin Foundation, the Kellogg Alumni Advisory Board and Rush-Presbyterian St. Luke’s Medical Center.

Mr. Fetzer is a member of the Corporate Governance and Nominating Committee and the Compensation Committee.

DALLAS J. HOWE	Director since 1991	February	February
		2004*	2005

	Number of Shares Beneficially Owned	6,000	6,000
	Number of Shares Deemed to be Beneficially Owned**	46,900	48,400
	Number of Share Units Held***	5,704	8,539

Mr. Howe, 60, of Calgary, Alberta, serves in a management role with GE Medical Systems Information Technology, which now includes the company he formerly owned, BDM Information Systems. He is owner and Chief Executive Officer of DSTC Ltd., a technology investment company and a director of Advanced Data Systems Ltd. as well as Chair of the University of Saskatchewan Board of Governors. He served on the Board of Potash Corporation of Saskatchewan, the Crown corporation, from 1982 to 1989. He joined the Corporation’s Board in 1991 and was elected Chair in 2003.

Mr. Howe is Board Chair, Chair of the Executive Committee and a member of the Corporate Governance and Nominating Committee.

ALICE D. LABERGE	Director since 2003	February	February
		2004*	2005

	Number of Shares Beneficially Owned	400	2,000
	Number of Shares Deemed to be Beneficially Owned**	400	2,000
	Number of Share Units Held***	1,740	3,594

Ms. Laberge, 48, of Vancouver, British Columbia, is President and Chief Executive Officer of Fincentric Corporation, a global provider of software solutions to financial institutions. She was formerly Senior Vice President and Chief Financial Officer of MacMillan Bloedel Limited and is a director of BC Hydro, the United Way of the Lower Mainland and St. Paul’s Hospital Foundation.

Ms. Laberge is a member of the Audit Committee and the Safety, Health and Environment Committee.

JEFFREY J. McCAIG	Director since 2001	February	February
		2004*	2005

	Number of Shares Beneficially Owned	0	2,000
	Number of Shares Deemed to be Beneficially Owned**	24,500	28,000
	Number of Share Units Held***	4,168	5,512

Mr. McCaig, 53, of Houston, Texas, is Chairman, Chief Executive Officer and a director of Trimac Holdings, a bulk trucking and third-party logistics company. Before joining Trimac in 1983, he practiced law, specializing in corporate financing and securities. He is a director of Orbus Pharma Inc. and the Standard Life Assurance Company of Canada.

Mr. McCaig is a member of the Audit Committee and the Compensation Committee.

MARY MOGFORD	Director since 2001	February	February
		2004*	2005

	Number of Shares Beneficially Owned	2,000	4,000
	Number of Shares Deemed to be Beneficially Owned**	26,500	10,000
	Number of Share Units Held***	5,818	6,587

Ms. Mogford, 60, of Newcastle, Ontario, a Corporate Director, is a former Ontario Deputy Finance Minister and Deputy Minister of Natural Resources. She is a director of Falconbridge Ltd., MDS Inc., Sears Canada Inc. and Sears Canada Bank and a member of the Altamira Advisory Council. A Fellow of the Institute of Corporate Directors (ICD), in 2004 she was accredited through the ICD/Rotman School of Business Directors’ Training Program.

Ms. Mogford is the Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee.

PAUL J. SCHOENHALS	Director since 1992	February	February
		2004*	2005

	Number of Shares Beneficially Owned	2,000	2,000
	Number of Shares Deemed to be Beneficially Owned**	39,300	2,000
	Number of Share Units Held***	3,258	4,410

Mr. Schoenhals, 63, of Calgary, Alberta, is President of Petroleum Industry Training Service. He is a former member of the Legislative Assembly and Cabinet Minister in Saskatchewan and was Chairman of Potash Corporation of Saskatchewan, the Crown corporation, from 1987 to 1989.

Mr. Schoenhals is the Chair of the Safety, Health & Environment Committee and a member of the Compensation Committee.

E. ROBERT STROMBERG, Q.C.	Director since 1991	February	February
		2004*	2005

	Number of Shares Beneficially Owned	13,854	13,876
	Number of Shares Deemed to be Beneficially Owned**	58,754	46,277
	Number of Share Units Held***	3,282	4,262

Mr. Stromberg, 63, of Saskatoon, Saskatchewan, is associated with the Saskatchewan law firm Robertson Stromberg Pedersen. He is a director of NorSask Forest Products Inc. and Hitachi Canadian Industries Ltd. and is Chairman of the Saskatoon Airport Authority.

Mr. Stromberg is a member of the Executive Committee, the Safety, Health & Environment Committee and the Corporate Governance and Nominating Committee.

JACK G. VICQ	Director since 1989	February	February
		2004*	2005

	Number of Shares Beneficially Owned	3,186	3,186
	Number of Shares Deemed to be Beneficially Owned**	41,486	15,186
	Number of Share Units Held***	2,360	3,094

Mr. Vicq, 65, of Saskatoon, Saskatchewan, is Professor Emeritus of Accounting in the College of Commerce, University of Saskatchewan. He is a past Associate Dean of Commerce at the university and was responsible for the Centre for International Business Studies. Formerly holder of the A.W. Johnson Distinguished Chair in Public Policy in the Saskatchewan Department of Finance, he is currently Chairman of the Provincial Court Commission.

Mr. Vicq is the Chair of the Audit Committee and a member of the Executive Committee.

ELENA VIYELLA DE PALIZA	Director since 2003	February	February
		2004*	2005

	Number of Shares Beneficially Owned	0	2,500
	Number of Shares Deemed to be Beneficially Owned**	0	2,500
	Number of Share Units Held***	1,754	3,243

Ms. Viyella de Paliza, 50, of the Dominican Republic, is President of Inter-Quimica, S.A., a chemicals importer and distributor. She is also President and founder of Monte Rio Power Corp., a power generation company, and President of Indescorp, S.A. She is President of the Dominican Business Council, a member of the board of the Inter-American Dialogue and past president of the Dominican Stock Exchange, the Dominican Manufacturers Association and the National Agribusiness Board.

Ms. Viyella de Paliza is a member of the Executive Committee and the Safety, Health and Environment Committee.

*	February 2004 figures adjusted to reflect stock split which occurred in August 2004.

**
The number of Shares indicated above as deemed to be beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of February 28, 2005 through the exercise of options granted by the Corporation, as follows: Frederick J. Blesi 14,000 Shares; William J. Doyle 816,256 Shares; Wade Fetzer III 3,000 Shares; Dallas J. Howe 42,400 Shares; Jeffrey J. McCaig 26,000 Shares; Mary Mogford 6,000 Shares; E. Robert Stromberg 36,400 Shares; and Jack G. Vicq 12,000 Shares. No stock options have been granted to the Corporation’s non-employee directors since November, 2002.

***	See “Compensation/Attendance of Directors”. Share Units do not carry any voting rights. The number of Share Units held by each director has been rounded down to the nearest whole number.

All of the above directors have had the principal occupation described above for the previous five years other than Ms. Laberge, who was Chief Financial Officer of Fincentric Corporation from October 2000 to November 2003.

In 2004, the Corporation had sales of approximately $421.9 million to Canpotex Limited. Mr. Doyle is Vice Chair of Canpotex. The Corporation retained Robertson Stromberg Pederson in 2004. Total billings for 2004 did not exceed $250,000 and Mr. Stromberg derived no material benefit therefrom. In 2004, the Corporation made sales of approximately $16.2 million to Fertilizantes Santo Domingo, C. por A, (“Fersan”) a company in which Ms. Paliza’s father and brother hold executive officer positions. Ms. Paliza has no direct or indirect interest in the Corporation’s sales to and purchases by Fersan and all such transactions are completed on normal trade terms.

Director Independence

The Board has determined that all of the directors of the Corporation with the exception of Mr. Doyle and Ms. Paliza are independent within the meaning of the “PotashCorp Governance Principles” and the New York Stock Exchange corporate governance rules. See “Corporate Governance — Director Independence Standards”.

Mr. Doyle is the Chief Executive Officer of the Corporation and is therefore not independent. Ms. Paliza’s father and brother are executive officers of Fertilizantes Santo Domingo, C. por A (“Fersan”), a fertilizer bulk blender and distributor of agrichemicals based in the Dominican Republic, which is a customer of the Corporation. Although representing less than 0.5% of the Corporation’s consolidated sales in 2004, sales to Fersan exceeded 2% of Fersan’s 2004 consolidated gross revenues. As such, Ms. Paliza does not meet the Corporation’s categorical independence standards which incorporate in relevant part the NYSE corporate governance rules. Ms. Paliza has no direct or indirect interest in the Corporation’s sales to and purchases by Fersan and all such transactions are completed on normal trade terms. Even though she does not meet the aforementioned independence standards, Ms. Paliza provides a valuable contribution to the Board through her industry knowledge and experience and international business perspective.

Compensation/Attendance of Directors

Directors of the Corporation who are not also employees are compensated through the cash payment of an annual retainer plus other fees and the grant of Share Units (as hereinafter defined). In 2003, the Board decided to discontinue granting stock options to directors.

Except as set forth below, each director who is not also an officer or employee of the Corporation (an “outside director”) receives from the Corporation a retainer at an annual rate of $40,000 (until July 1, 2004 the annual rate of the retainer was $27,000, which reflected the voluntary 10% reduction taken in 2003), a per diem fee of $1,000 for meetings he or she attends and a travel fee of $500 per day where travel is required on a day or days on which a meeting does not occur. Outside directors receive an additional $10,000 per year if they serve as a chair of a Board committee, with the exception of the Audit Committee Chair who receives an additional $15,000 per year. As of July 1, 2004, all Audit Committee members receive an additional $5,000 per year, with the exception of the Audit Committee Chair. Each outside director who is a member of a Board committee receives a per diem fee of $1,000 for meetings he or she attends, provided such meetings are not held the same day as a Board meeting. Outside directors are also reimbursed for expenses incurred in discharging their responsibilities. Effective July 1, 2004, Mr. Howe, as Board Chair, receives an annual retainer of $110,000, but does not receive per diem or travel fees. Director compensation is established on the advice of independent consultants, with a view to establishing compensation at the median of the applicable comparator group.

Effective November 20, 2001, the Corporation adopted a Deferred Share Unit Plan for Non-Employee Directors (the “Plan”), which entitles non-employee directors to receive discretionary grants of deferred share units (“Share Units”), each of which has an initial value equal to the market value of a Share at the time of its grant. The Plan also allows the director to defer, in the form of Share Units, up to 100% of the annual retainer fees and any other fees payable to such director in respect of serving as a director (“Fees”), which would otherwise be payable in cash. The Plan is intended to enhance the Corporation’s ability to attract and retain highly qualified individuals to serve as directors and promote a greater alignment of interests between such directors and the shareholders of the Corporation.

The number of Share Units credited to the director’s account with respect to Fees that the director elects to allocate to the Plan is determined as of the last trading day of each calendar quarter and is equal to the quotient obtained by dividing (a) the aggregate amount of Fees allocated to the Plan for the relevant calendar quarter by (b) the market value of a Share on such last trading day (determined on the basis of the closing price on the Toronto Stock Exchange for participants resident in Canada and on the basis of the closing price on the New York Stock Exchange for all other participants). Share Units earn dividends in the form of additional Share Units at the same rate as dividends are paid on Shares.

Each Share Unit is credited to the account of an individual director and fully vests upon an award, but is distributed only when the director has ceased to be a member of the Board or the board of directors of any subsidiary and the director is neither an employee of the Corporation nor of any subsidiary.

At such time, the director will receive a cash payment equal to the market value of a number of Shares purchased on the open market equal to the number of Share Units recorded in the director’s account (reduced by the amount of applicable withholding taxes). While the Compensation Committee, with Board approval, has the discretion to distribute Shares in lieu of cash, the Committee has determined that all distributions pursuant to the Plan will be made in cash.

On July 1, 2004, the Board determined that the value of annual DSU discretionary grants be established at $55,000 for outside directors, with the exception of the Board Chair, Mr. Howe, whose annual value of DSU grants is set at $140,000. On December 3, 2004, each non-employee director received a discretionary grant of 709 Share Units, with the exception of the Board Chair, Mr. Howe, who was granted 1,806 Share Units.

The Board believes that the economic interests of directors should be aligned with those of shareholders. To achieve this, all directors are expected to hold Shares and Share Units in the Corporation. By the time a director has served on the Board for ten months, he or she must own a minimum of 2,000 Shares. By the time a director has served on the Board for three years, he or she must own Shares and/or Share Units with a value at least five times the annual retainer paid to directors. The Board may make exceptions to this standard where, as a result of the unique financial circumstances of a director, compliance would result in an unacceptable hardship. As at February  28, 2005, all of the Corporation’s directors were in compliance with the minimum shareholding requirements described above.

Directors also participate in the Corporation’s group life insurance coverage (Cdn$50,000), supplemental business travel medical coverage ($250,000) and Accidental Death and Dismemberment coverage (Cdn$100,000).

The following table sets forth all compensation earned by the individuals who served as directors of the Corporation during fiscal 2004.

Remuneration of Directors
for the financial year ended December 31, 2004

	Annual Retainer ($)			Meeting and Other Fees ($)
			Grant of			Total
		Deferral to	Share Units		Deferral to	Remuneration
Director	Cash	Share Units	($)	Cash	Share Units	($)
Frederick J. Blesi	$—	$33,500.00	$55,000.00	$32,961.54	$—	$121,461.54
William J. Doyle	$—	$—	$—	$—	$—	$—
John W. Estey	$—	$33,500.00	$55,000.00	$—	$31,038.46	$119,538.46
Wade Fetzer III	$33,500.00	$—	$55,000.00	$24,500.00	$—	$113,000.00
Dallas J. Howe	$42,485.00	$42,485.00	$140,000.00	$—	$10,000.00	$234,970.00
Alice D. Laberge	$—	$33,500.00	$55,000.00	$—	$28,000.00	$116,500.00
Jeffrey J. McCaig	$—	$33,500.00	$55,000.00	$30,000.00	$—	$118,500.00
Mary Mogford	$33,500.00	$—	$55,000.00	$36,500.00	$—	$125,000.00
Paul J. Schoenhals	$22,344.50	$11,155.50	$55,000.00	$22,344.50	$11,155.50	$122,000.00
E. Robert Stromberg, Q.C.	$20,100.00	$13,400.00	$55,000.00	$18,000.00	$—	$106,500.00
Jack G. Vicq	$33,500.00	$—	$55,000.00	$33,000.00	$—	$121,500.00
Elena Viyella De Paliza	$16,750.00	$16,750.00	$55,000.00	$—	$25,000.00	$113,500.00
Total	$202,179.50	$217,790.50	$690,000.00	$197,306.04	$105,193.96	$1,412,470.00

The following table provides a summary of Board and Committee meetings held during fiscal 2004.

Summary of Board and Committee Meetings Held For the 12-month period ended December 31, 2004
Board of Directors	9
Audit Committee	9
Compensation Committee	10
Corporate Governance and Nominating Committee	5
Executive Committee	0
Safety, Health and Environment Committee	4
Total number of meetings held	37

The following table provides a summary of Attendance for Board and Committee members during fiscal 2004.

Summary of Attendance of Directors For the 12-month period ended December 31, 2004
	Board	Committee
	meetings	meetings
Director	attended	attended
Frederick J. Blesi	9 of 9	15 of 15
William J. Doyle	9 of 9	*
John W. Estey	9 of 9	14 of 14
Wade Fetzer III	9 of 9	15 of 15
Dallas J. Howe	9 of 9	5 of 5 **
Alice D. Laberge	9 of 9	13 of 13
Jeffrey J. McCaig	9 of 9	18 of 19
Mary Mogford	9 of 9	14 of 14
Paul J. Schoenhals	9 of 9	14 of 14
E. Robert Stromberg, Q.C.	9 of 9	9 of 9
Jack G. Vicq	9 of 9	9 of 9
Elena Viyella de Paliza	9 of 9	9 of 9

*
Mr. Doyle was a member of only the Executive Committee, which did not meet in 2004. However, upon invitation of the applicable Committees, he did attend all or a portion of many of the Committee meetings held.

**	In addition to the Committees of which he is a member, Mr. Howe, as Board Chair, regularly attends other Committee meetings as well.

APPOINTMENT OF AUDITORS

Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche LLP, the present auditors, as auditors of the Corporation to hold office until the next annual meeting of shareholders, unless the shareholder signing such proxy specifies otherwise. The affirmative vote of a majority of Shares voted on such matter is required to reappoint the firm of Deloitte & Touche LLP as auditors of the Corporation. Since the Corporation’s initial public offering in 1989, Deloitte & Touche LLP (or its predecessors) have been the Corporation’s auditors. A representative of Deloitte & Touche LLP is expected to attend the Meeting. At that time the representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

For the years ended December 31, 2004 and December 31, 2003, Deloitte & Touche LLP received the following fees:

	Year ended December 31,
	2004	2003
	$	$
Audit Fees	2,301,000	1,291,000
Audit Related Fees	165,000	363,000
Tax Fees	79,000	62,000
All Other Fees	121,000	27,000

Audit Fees

Deloitte & Touche LLP billed the Corporation $2,301,000 and $1,291,000 for 2004 and 2003, respectively, for the following audit services: (i) audit of the annual consolidated financial statements of the Corporation for the fiscal years ended December 31, 2004 and 2003; (ii) review of the interim financial statements of the Corporation included in quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2004 and 2003; (iii) audits of individual statutory financial statements; (iv) attest services and the provision of comfort letters; (v) the provision of consent letters; and (vi) review and advice in respect of accounting matters in connection with the Corporation’s shelf registration statement and prospectus filings. The amounts billed for 2004 were significantly impacted by the Sarbanes-Oxley 404 requirements.

Audit-Related Fees

Deloitte & Touche LLP billed the Corporation $165,000 and $363,000 for 2004 and 2003, respectively, for the following services: (i) internal control reviews; (ii) accounting consultations regarding financial accounting and reporting standards; (iii) employee benefit plan audits; and (iv) due diligence related to mergers and acquisitions.

Tax Fees

Deloitte & Touche LLP billed the Corporation $79,000 and $62,000 for 2004 and 2003, respectively, for the following services: (i) tax compliance; (ii) tax planning; and (iii) tax advice, including minimizing tax exposure or liability.

All Other Fees

Deloitte & Touche LLP billed the Corporation US$121,000 and $27,000 for 2004 and 2003, respectively, for provision of risk and knowledge datasets and implementation of a risk control tracking system and reports on conducting business in foreign jurisdictions.

Pre-Approval Policy for External Auditor Services

The Audit Committee monitors and reviews the independence of its auditors on an on-going basis. In addition, the Committee has adopted processes for the pre-approval of engagements for services of its external auditors.

The Audit Committee’s policy requires pre-approval of all audit and non-audit services provided by the external auditor. The policy identifies three categories of external auditor services and the pre-approval procedures applicable to each category, as follows:

(1)
Audit and audit-related services — these are identified in the annual Audit Service Plan presented by the external auditor and require annual approval. The Audit Committee monitors the audit services engagement at least quarterly.

(2)
Pre-approved list of non-audit services — non-audit services which are reasonably likely to occur have been identified and receive general pre-approval of the Audit Committee, and as such do not require specific pre-approvals. The term of any general pre-approval is 12 months from approval unless otherwise specified. The Audit Committee annually reviews and pre-approves the services on this list.

(3)
Other proposed services — all proposed services not categorized above are brought forward on a case by case basis and specifically pre-approved by the Chair of the Audit Committee, to whom pre-approval authority has been delegated.

All fees paid to the independent auditors for 2004 were approved in accordance with the pre-approval policy.

ADOPTION OF NEW PERFORMANCE OPTION PLAN

2005 Performance Option Plan

On February 28, 2005, the Board adopted a new stock option plan (the “2005 Performance Option” plan), subject to the approval of the 2005 Performance Option plan by the Corporation’s shareholders at the Meeting. If approved, the 2005 Performance Option plan will be deemed effective as of January 1, 2005 and will permit the grant of options to purchase up to 1,200,000 Shares to individual officers and employees of the Corporation and its subsidiaries. Non-employee directors and other non-employee contractors and third party vendors will not be eligible to participate in the 2005 Performance Option plan.

Options to purchase Shares may be granted under the terms of the 2005 Performance Option plan only during 2005 and no options will be granted prior to the Meeting. Unless sooner terminated as provided therein, the 2005 Performance Option plan will terminate on January 1, 2006, although the terms of the plan will continue to govern options granted thereunder prior to termination.

The 2005 Performance Option plan will be administered by the Compensation Committee or any other Board committee designated by the Board. A copy of the 2005 Performance Option plan is attached hereto as Appendix C. This description of the 2005 Performance Option plan is qualified, in its entirety, by the terms of the attached plan document.

If approved, the 2005 Performance Option plan will result in up to 1.08% (as at February 28, 2005) of the outstanding share capital of the Corporation being available for issue pursuant to the exercise of options granted under the 2005 Performance Option plan. The aggregate number of Shares in respect of which stock options may be granted to any one person pursuant to the 2005 Performance Option plan and which remain outstanding may not at any time exceed 300,000 Shares, representing .27% (as at February 28, 2005) of the outstanding share capital of the Corporation.

Under the terms of the 2005 Performance Option plan, options will have a term of 10 years and will vest at the end of the 3 year performance cycle ending December 31, 2007, subject to the Corporation’s achievement of the performance criteria described in the 2005 Performance Option plan (see Appendix C). The performance metrics and vesting scale have been designed in accordance with the Corporation’s compensation philosophy. See “Compensation Committee Report on Executive Compensation”. In general, options will vest as determined by a schedule that references the Corporation’s performance during the performance cycle as measured by reference to cash flow return on investment and weighted average cost of capital. Based upon historical data, the vesting schedule was developed to deliver value represented by the number of options vested that is in accordance with the Company’s performance relative to its peer group defined as the corporations included in the Dow Jones US Basic Materials Index for such period. Any options that do not become vested will terminate at the end of the performance cycle.

The number of options granted to each individual optionee will be targeted to deliver total compensation in the 75th percentile (of the Executive Comparator Group) for corporate performance above the 75th percentile (of the Dow Jones index, as described above). Similarly, for corporate performance in the 50th percentile (of the Dow Jones index), the number of options granted will be targeted to deliver total compensation in the 50th percentile (of the Executive Comparator Group).

It is anticipated that there will be approximately 215 participants in the 2005 Performance Option plan. Following shareholder approval of the 2005 Performance Option plan at the Meeting, a determination will be made as to the number of options to be granted to executive officers and other participants, which options will be granted in accordance with the criteria described below.

The option price for any option granted under the 2005 Performance Option plan to any optionee shall be fixed by the Board when the option is granted and shall not be less than the fair market value of a Share at such time which, for optionees resident in the United States and any other optionees designated by the Board, shall be deemed to be the closing price per Share on the New York Stock Exchange on the last trading day immediately preceding the day the stock option is granted and, for all other optionees, shall be deemed to be the closing price per Share on the Toronto Stock Exchange on the last trading day immediately preceding the day the stock option is granted, provided that, in either case, if the Shares did not trade on such exchange on such day the option price shall be the closing price per Share on such exchange on the last day on which the Shares traded on such exchange prior to the day the stock option is granted.

The 2005 Performance Option plan requires all options to be subject to provisions to the effect that:

(a)
if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates by reason of his or her death, or if an optionee who is a retiree pursuant to paragraph (b) below dies during the 36 month period following retirement, the legal personal representatives of the optionee will be entitled to exercise any unexercised vested options, including such stock options that may vest after the date of death, during the period ending at the end of the twelfth calendar month following the calendar month in which the optionee dies, failing which exercise the stock options will terminate;

(b)
subject to the terms of paragraph (a) above, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates by reason of retirement in accordance with the then prevailing retirement policy of the Corporation or subsidiary, the optionee will be entitled to exercise any unexercised vested stock options, including such stock options that may vest after the date of retirement, during the period ending at the end of the 36th month following the calendar month in which the optionee retires, failing which exercise the stock options will terminate;

(c)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates for any reason other than as provided in paragraphs (a) or (b) above, the optionee will be entitled to exercise any unexercised vested stock options, to the extent vested and exercisable at the date of such event, during the period ending at the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the stock options will terminate; and

(d)
each stock option is personal to the optionee and is not assignable, except (i)  as provided in paragraph (a) above, and (ii) at the election of the Board, a stock option may be assignable to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing.

Nothing contained in paragraphs (a), (b) or (c) above shall extend the period during which a stock option may be exercised beyond its ten year term or any earlier date on which it is otherwise terminated in accordance with the provisions of the 2005 Performance Option plan.

If a stock option is assigned pursuant to paragraph (d)(ii) above, the references in paragraphs (a), (b) and (c) above to the termination of employment or death of an optionee shall not relate to the assignee of a stock option but shall relate to the original optionee. In the event of such assignment, legal personal representatives of the original optionee shall not be entitled to exercise the assigned stock option, but the assignee of the stock option or the legal personal representatives of the assignee may exercise the stock option during the applicable specified period.

The Board may amend or discontinue the 2005 Performance Option plan at any time but no such amendment may increase the aggregate maximum number of Shares that may be subject to stock options granted under the 2005 Performance Option plan, change the manner of determining the minimum option price, extend the option term under any option beyond 10 years or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under the 2005 Performance Option plan; and, provided further, that, without the prior approval of the Corporation’s shareholders, stock options issued under the 2005 Performance Option plan shall not be repriced, replaced, or regranted through cancellation, or by lowering the option price of a previously granted stock option. In the event of certain transactions affecting the capitalization of the Corporation, including a merger, the Board may make such adjustments in the number or option price of outstanding options or the number of Shares available for grant and other authorized limits under the 2005 Performance Option plan it deems appropriate to reflect such transaction. In the event of change of control (as defined in the 2005 Performance Option plan), all unvested options then outstanding will become fully vested.

A participant in the 2005 Performance Option plan who is employed and resident in Canada will be deemed to receive a benefit from employment in the year he or she exercises options under the 2005 Performance Option plan. One-half of the difference between the exercise price and the market price of the Shares at the time of exercise, multiplied by the number of Shares over which options are exercised, will be included in the participant’s taxable income in the year of exercise. If the participant so elects, and subject to certain limitations, taxation of the said benefit may be deferred from the year of exercise until the earliest of the year the participant disposes of the Shares, dies, or ceases to be resident in Canada for tax purposes. The participant will have a cost base in the optioned Shares equal to their market value on the date of exercise for purposes of computing any capital gain or capital loss on any subsequent disposition of the Shares. The Corporation may not take any tax deduction in respect of the benefits deemed to be received by participants under the 2005 Performance Option plan in Canada.

All of the options granted under the 2005 Performance Option plan will be treated as non-qualified stock options for U.S. federal income tax purposes. A participant in the 2005 Performance Option plan who is employed and resident in the U.S. will not be deemed to receive any income at the time an option is granted, nor will the Corporation’s applicable subsidiary be entitled to a deduction at that time. However, when any part of an option is exercised, the participant will be deemed to have received ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the Shares received on the exercise of the option. The Corporation’s applicable subsidiary will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by such participants. Upon any subsequent sale of the Shares acquired upon the exercise of an option, any gain (the excess of the amount received over the fair market value of the Shares on the date ordinary income was recognized) or loss (the excess of the fair market value of the Shares on the date ordinary income was recognized over the amount received) will be a long-term capital gain or loss if the sale occurs more than one year after such date of recognition and otherwise will be a short-term capital gain or loss.

Grants under the 2005 Performance Option plan shall be made after shareholder approval is obtained and during fiscal 2005 only. A new plan is expected to be presented for shareholder approval at the 2006 annual meeting.

The Corporation has an existing Stock Option Plan — Officers and Employees with 135,582 options remaining available for grant as at February 28, 2005 (102,796 at December 31, 2004) and a Stock Option Plan — Directors with 28,600 options remaining available for grant as at February 28, 2005 (28,600 at December 31, 2004).

The following table provides information about securities that may be issued under the Corporation’s existing equity compensation plans, as of December 31, 2004 and February 28, 2005:

Equity Compensation Plan Information

(c)
Number of Shares
remaining available for
	(a)	(b)	future issuance under
	Number of Shares to be	Weighted-average exercise	equity compensation
	issued upon exercise of	price of outstanding	plans (excluding Shares
	outstanding options,	options,	reflected in
Plan Category	warrants and rights	warrants and rights	column (a))

December 31, 2004
Equity compensation plans approved by shareholders	6,400,730 *	$34.97	131,396
Equity compensation plans not approved by shareholders	n/a	n/a	n/a

February 28, 2005
Equity compensation plans approved by shareholders	5,440,532 **	$34.94	164,182
Equity compensation plans not approved by shareholders	n/a	n/a	n/a

*	Of this amount, 6,150,730 options were outstanding pursuant to the Stock Option Plan — Officers and Employees and 250,000 options were outstanding pursuant to the Stock Option Plan — Directors.

**	Of this amount, 5,234,732 options were outstanding pursuant to the Stock Option Plan — Officers and Employees and 205,800 options were outstanding pursuant to the Stock Option Plan — Directors.

In order for the 2005 Performance Option plan to become effective, the resolution to approve the 2005 Performance Option plan must be passed by a majority of the votes cast by the shareholders who vote in respect of the resolution.

UNLESS A PROXY SPECIFIES THAT THE SHARES IT REPRESENTS SHOULD BE VOTED AGAINST THE RESOLUTION TO APPROVE THE 2005 PERFORMANCE OPTION PLAN, THE PROXYHOLDERS NAMED IN THE ACCOMPANYING FORM OF PROXY INTEND TO VOTE FOR THE RESOLUTION.

CORPORATE GOVERNANCE

In accordance with the rules of the Toronto Stock Exchange, the Corporation annually discloses information relating to its system of corporate governance. Details of the Corporation’s corporate governance practices are described in Appendix A to this Management Proxy Circular. In addition, the recent activities of certain of the Committees of the Board are described in part below in the Committee Reports. The “PotashCorp Governance Principles”, described below and the Board committee charters are also available on the Corporation’s website and in print to any shareholder who requests a copy from the Corporate Secretary of the Corporation.

As a Canadian reporting issuer with securities listed on the Toronto Stock Exchange and the New York Stock Exchange, the Corporation has in place corporate governance practices that are not only consistent with the requirements of both of those stock exchanges but in many cases go beyond those requirements. The Corporation is also in compliance with applicable rules adopted by the Canadian Securities Administrators and the U.S. Securities and Exchange Commission.

Director Independence Standards

For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). As permitted by the corporate governance rules of the New York Stock Exchange (the “NYSE”), the Board has adopted categorical standards to assist it in making determinations of independence. These standards are set out in the “PotashCorp Governance Principles”, the full text of which is available on the Corporation’s website. The independence standards established by the Board are as follows:

1.	A director will not be independent if, within the preceding three years:

(a)	the director was employed by the Corporation, including any subsidiary or affiliated entity of the Corporation;

(b)	an immediate family member of the director was employed by the Corporation, including any subsidiary or affiliated entity of the Corporation, as an executive officer;

(c)	the director was employed by or affiliated with any of the Corporation’s present or former internal or external auditors;

(d)
an immediate family member of the director was employed by or affiliated with any of the Corporation’s present or former internal or independent auditors as a partner, principal, manager or in any other professional capacity; or

(e)
an executive officer of the Corporation has served on the compensation committee of the board of directors of a company which, in turn, employed either (i) the particular director as an executive officer or (ii) an immediate family member of such director as an executive officer.

2.	If a director has any of the following commercial or charitable relationships, such director will not be considered to be independent:

(a)
the director has served as an executive officer or employee of, or any of his or her immediate family members has served as an executive officer of, another company that makes payments to, or receives payments from, the Corporation for property or services in an amount that, in any of the three most recent fiscal years, exceeds the greater of (x) U.S. $1,000,000 and (y) 2 percent of the annual consolidated gross revenues of the company for which such director, or any of his or her immediate family members, has served as an executive officer (or as an employee in the case of the director);

(b)
the director has served as an officer, director or trustee of a charitable organization, and the Corporation’s discretionary charitable contributions to that organization exceeds 1.5 percent of that organization’s total annual consolidated gross revenues within any of the three most recent fiscal years (provided that the Corporation’s matching of employee charitable contributions will not be included in the amount of the Corporation’s contributions for this purpose); or

(c)
a director will not be considered to be independent if the director, within the past three fiscal years, receives any direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

3.
Where a relationship exists as a result of a director who is a limited partner, a non-managing member or who occupies a similar position in an entity that does business with the Corporation, or who has a shareholding in such entity which is not significant, and who, in each case, has no active role in sales to, purchases from, or in providing services to the Corporation and derives no direct material benefit from same, such relationship shall be considered not to be material.

The Board has determined that all of the directors of the Corporation with the exception of Mr. Doyle and Ms. Paliza are independent within the meaning of the “PotashCorp Governance Principles” and the NYSE corporate governance rules.

Report of the Audit Committee

The Board has determined that each of the following directors, who served as members of the Audit Committee (the “Committee”) during the year ended December 31, 2004, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles”, which is available on the Corporation’s website, applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and the corporate governance rules of the New York Stock Exchange (the “NYSE”). See also Corporate Governance — Director Independence Standards:

Jack G. Vicq (Chair)
Frederick J. Blesi
Alice D. Laberge
Jeffrey J. McCaig
Mary Mogford

The Board has determined that Mr. Vicq qualifies as an “audit committee financial expert” under the rules of the SEC and thereby has the requisite accounting and/or related financial management expertise required under the rules of the NYSE. In addition, the Board in its business judgment has determined that each member of the Committee is financially literate.

In accordance with the Audit Committee Charter adopted by the Board, the Audit Committee has responsibility for the oversight of the Corporation’s financial reporting and audit processes and related internal controls on behalf of the Board. During the fiscal year ended December 31, 2004, the Committee met 9 times.

In overseeing the audit process, the Audit Committee obtained from the independent auditors their letter dated February 17, 2005 as required by the Independent Standards Board Standard No. 1 describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence and the auditors’ judgment that they are, in fact, independent and discussed with the auditors the disclosures therein. The Committee also reviewed the organizational structure, procedure and practices that support the objectivity of the internal audit department and reviewed and approved the Internal Audit Department Charter. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks. The Committee discussed, with and without management present, the results of the independent auditors’ communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”. The Committee also discussed the results of the internal audit examinations.

In meetings with financial management, internal audit and the independent auditors, the Audit Committee reviewed and discussed quarterly interim financial information prior to the earnings release for the applicable quarter. The Committee also reviewed the quarterly and annual MD&A’s.

The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2004, with management and the independent auditors, including the quality, not just the acceptability, of the Corporation’s financial reporting practices and the completeness and clarity of the related financial disclosures. Management is responsible for the preparation of the Corporation’s financial statements and the independent auditors are responsible for auditing those financial statements.

The Audit Committee reviewed the processes involved in evaluating the Corporation’s internal control environment and the Committee also oversaw and monitored the 2004 compliance process related to the Sarbanes-Oxley 404 certification and attestation requirements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors.

The Committee reviews the Corporation’s Disclosure Controls and Procedures on an annual basis. In addition, in November, 2004, it reviewed and updated its Committee Charter, a copy of which is attached as Appendix D hereto. The Committee has established procedures for:

•	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

Submitted on behalf of the Audit Committee, Jack G. Vicq, Frederick J. Blesi, Alice D. Laberge, Jeffrey J. McCaig and Mary Mogford.

Report of the Compensation Committee

Composition of the Compensation Committee

The Board has determined that, with the exception of Ms. Paliza, who is no longer on the Committee, each of the following directors who served as members of the Compensation Committee during the year ended December 31, 2004, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles”, which is available on the Corporation’s website, applicable rules of the SEC and the corporate governance rules of the NYSE. See also Corporate Governance — Director Independence Standards.

The following individuals served as members of the Compensation Committee during the year which ended on December 31, 2004.

John W. Estey (Chair)
Wade Fetzer III
Jeffrey J. McCaig
Paul J. Schoenhals
Elena Viyella de Paliza (joined Committee in May 2004)
Frederick J. Blesi (member and Chair of Committee until May 2004)

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board (the “Committee”) is, at present, composed of four independent directors. The Committee held 10 meetings in the last fiscal year.

The Committee is charged with formulating and making recommendations to the Board in respect of compensation issues relating to directors and senior officers of the Corporation. The Committee also makes recommendations regarding the Corporation’s stock option plans and administers the Short and Long-Term Incentive plans, each in accordance with its terms. The Committee reviews and makes recommendations regarding the general merit increase budget for salaried and non-bargaining hourly employees and has general oversight of employee benefit programs. In addition, the Committee, in consultation with the Chief Executive Officer, considers and reports to the Board regarding corporate succession matters.

Compensation Structure and Policies

Executive compensation policies, as described more fully below, are designed with the objective of attracting and retaining qualified executives by providing compensation packages which are competitive within the marketplace and by compensating them in a manner that encourages individual performance consistent with shareholder expectations.

Compensation Principles

•
Provide emphasis on performance-based-compensation by maintaining total cash compensation levels (salary and annual short-term incentives) at the median (50th percentile) of the relevant comparator group with the opportunity to achieve above median compensation through the long-term incentive plans (stock options and performance units) by achieving above median company performance.

•
External competitive compensation comparisons prepared by independent compensation consultants currently consist of a group of 22 publicly traded companies selected on the basis of a number of factors, including similar industry characteristics and market capitalization (the “Executive Comparator Group”).

•
In order to determine the median for the purpose of total cash compensation comparisons, regression based upon sales size is applied to the salaries and annual short-term incentive targets of the Executive Comparator Group for each position studied.

•
The opportunity to earn total compensation above the median is provided through long-term incentive plans. These plans are designed with measures (total shareholder return and internal performance measures that have been linked historically with total shareholder return “TSR”) that will require above median company performance relative to other basic materials companies in order to deliver above median total compensation. The total shareholder return of the Dow Jones U.S. Basic Materials Companies Index (the “DJUSBMI”) has been established as a benchmark for determining the relative performance of the Corporation.

•
In order to determine the median and upper quartile for purposes of total compensation (salary, annual short-term incentives and long term incentives), the range between competitive levels based upon comparative sales size regression and comparative market capitalization regression is utilized.

•	Establish the value of retirement and welfare benefits at the median of comparator companies.

Elements of Executive Compensation

Executive compensation consists of four main elements: base salary, cash, short-term incentives, performance units issued under the Long-Term Incentive

Plan which measures a performance period of three years and stock options issued as long-term incentives. These are described in the table below.

Compensation			Performance
Element	Form	Eligibility	Period	Determination
Base salary	Cash	All executives	Annual	• Base salary targets are set at the median of the Executive Comparator Group, adjusted to reflect individual performance and internal equity.
Short-term incentives	Cash	All executives and other selected managers (approximately 215 individuals)	1 year
•   Awards are based on the achievement of predetermined goals for corporate performance or a combination of corporate and operating group performance.
•   Individual awards can be adjusted (+/- 10%) to recognize individual performance.*

LTIP (3-year performance period)	Performance share units	All executives and senior management (approximately 65 individuals)	3 years
•   Units issued at a price equal to the average market price of the Shares at award date (January 1, 2003).
•   Each award vests and is paid out at the end of the three-year performance period (December 31, 2005) in relation to a vesting schedule whereby ½ of the units are vested in accordance with corporate TSR targets and ½ of the units are vested in accordance with corporate TSR relative to a selected competitive group’s TSR.
•   The value at payout is based on the number of vested units multiplied by the 30-day average Share price at the end of the performance period.

Long-term incentives	Stock options	All executives and other selected managers (approximately 215 individuals)	10 years	• Based on Share price appreciation over the 10-year term. • Proposed new Performance Option Plan will incorporate performance vesting.

* +/- 20% beginning with the 2005 year.

The Corporation does not have any non-qualified deferred compensation arrangements in place for management.

Salary

The Corporation has established a system of tiered salary levels for senior executives (i.e. vice president and above) of the Corporation. Senior executive positions are assigned to an appropriate salary tier, considering the position’s internal value as well as external comparisons to comparable positions in the Executive Comparator Group. The Compensation Committee generally establishes salary guidelines at levels that approximate the median (the 50th percentile) of the Executive Comparator Group, adjusted through a regression analysis utilizing sales size. Individual executive salaries for the direct reports to the Chief Executive Officer are subject to approval by the Chief Executive Officer and the Compensation Committee. The Chief Executive Officer’s salary is subject to approval by the Compensation Committee and the Board.

Short-Term Incentive Compensation

The Corporation’s Short-Term Incentive Plan is intended to aid in developing strong corporate management by providing annual financial incentives to key employees to achieve success. The plan presently provides for incentive awards based on an individual’s performance, position with the Corporation and the financial results of the Corporation. Currently there are about 215 participants in this plan. Eligible positions are assigned an incentive award range with a target expressed as a percentage of salary. The Corporation’s performance as determined by cash flow return (defined in the plan) in relation to a pre-established target provides a corporate measure of achievement expressed as a percentage and applied to the potential target award. Individual awards are also adjusted in accordance with individual performance and such other factors as the Committee deems appropriate. For certain participants employed at operating facilities, ½ of the award is based upon achievement of the corporate performance target and ½ based upon achievement of annually determined operating facility targets, including safety, environmental performance and productivity.

Under the terms of the plan, generally no payments are made if the cash flow return is less than 50% of the target set by the Board for that year. For senior executives, which include the Named Executive Officers, incentive awards can range from 15% to 140% of salary, depending upon actual cash flow return as compared to target return above the minimum threshold requirement, and subject to adjustment based on the Executive’s performance and such other factors as the Committee deems appropriate.

Effective for the 2005 plan year, the targets for all plan participants have been adjusted. In accordance with the Committee’s principle that cash compensation, including base pay and annual short-term incentives, should be at the median of the Executive Comparator Group, the targets for senior executives, which include the Named Executive Officers, are adjusted to deliver awards ranging from 15% to 200% of salary depending upon actual cash flow return as compared to the target return above the minimum threshold and subject to adjustment based on the Executive’s performance and such other factors as the Committee deems appropriate. Also effective for the 2005 plan year, the recognition factor for individual performance has been increased from +/- 10% to +/- 20%.

Long-Term Incentive Plan

The Corporation’s Long-Term Incentive Plan is intended to award senior executives and other key employees for superior performance over a three-year measurement period and for their continued contributions to the long-term success of the Corporation. The performance objectives under the plan are designed to further align the interests of executives and key employees with those of shareholders by linking the vesting of awards to the total return to shareholders over the three-year performance period beginning January 1, 2003 and ending December 31, 2005 (called Total Shareholder Return or TSR). TSR measures the capital appreciation in the Shares, including dividends paid over the performance period, and thereby simulates the actual investment performance of the Shares.

A participant is awarded a number of units under the Long-Term Incentive Plan generally based on the participant’s salary at the beginning of the performance period (multiplied by three), target award percentage and the Share price at the beginning of the performance period. The target award percentages range from 20% to 70%, depending upon the executive’s position with and potential for contribution to the success of the Corporation.

Under the Long-Term Incentive Plan, vesting of one-half of the units is based on increases in the TSR over the three-year performance period ending December 31, 2005. Vesting of the remaining one-half of the units is based on the extent to which the TSR matches or exceeds the TSR of the common shares of a group of peer companies over the performance period. The peer group of companies consists of those companies that are included in the Dow Jones U.S. Basic Materials Companies Index.

Participants are generally required to continue in a qualifying position with the Corporation throughout the performance period as one of the conditions to vesting. However, if a participant’s employment terminates earlier due to the participant’s retirement, disability or death or the Corporation terminates a participant’s employment without just cause, the participant will be entitled to a cash payment in settlement of a pro rata number of units, with vesting determined based on the achievement of performance objectives as of the date of termination. A participant who resigns or whose employment is terminated for just cause forfeits all rights to any units granted under the plan.

Vested units are settled in cash based on the Share price at the end of the performance period. Depending on the extent to which the performance objectives are achieved, an amount ranging from 25% to 150% of the units granted under the Long-Term Incentive Plan may become vested. Achievement of all target performance objectives entitles an eligible executive to payout of 100% of the units awarded under the plan. The target performance objective for one-half of the units is a TSR of 30% over the performance period. The target performance objective for the remaining units is to outperform the peer group index by 5% over the performance period. No units will vest if none of the minimum performance objectives is achieved. The minimum performance requirement for one-half of the units is a positive TSR. The minimum performance requirement for the remaining units is for the TSR to have matched the peer group index. The cash payout in settlement of a vested unit may not exceed 300% of the market value of a Share as at the commencement of a performance cycle.

Stock Option Plan-Officers and Employees

The November 20, 2003 grant was the last full grant made under the Stock Option Plan-Officers and Employees (the “Existing Plan”) described immediately below. See the section Proposed Performance Option Plan for a description of the new plan that is subject to shareholder approval. Beginning in the fourth quarter of 2003, the Corporation began to expense stock options.

As at February 28, 2005, options for a total of 5,234,732 Shares had been granted and were outstanding under the Existing Plan, representing approximately 4.7% of the total number of Shares outstanding. Options were granted at 100% of market value at the date of the grant, become exercisable over two years (or earlier in the event of a “change of control”, as defined in the Existing Plan) and expire after ten years. 135,582 options are still available for grant under the Existing Plan.

If the employment of an Optionee terminates, by reason of his or her death, or if a retired Optionee dies, his or her legal personal representatives will be entitled to exercise any unexercised options, including options that may vest after the date of death, at any time until the end of the twelfth calendar month following the calendar month in which the Optionee dies, failing which, the options terminate. Unless the Board at the time of the grant of an option provides otherwise, if the employment of an Optionee terminates, by reason of retirement in accordance with the applicable retirement policy, the Optionee is entitled to exercise any options, including options that vest after the date of retirement, until the expiry date of such options or the date on which such options are otherwise terminated in accordance with the provisions of the Existing Plan, failing which, the options terminate. If the employment of an Optionee terminates, for any other reason, the Optionee will be entitled to exercise unexercised vested options, to the extent exercisable at the date of such event, at any time until the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the options terminate.

Options granted under the Existing Plan are not assignable, except where the Optionee’s employment terminates by reason of his or her death, or if a retired Optionee dies, provided that an option may be assigned to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing if the Board so elects. If a “change of control” of the Corporation occurs (as defined in the Existing Plan), each outstanding option granted under the Existing Plan may be exercised, even if such option is not otherwise exercisable by its terms.

The Board may amend or discontinue the Existing Plan at any time but, except in certain limited circumstances, no such amendment may increase the aggregate maximum number of Shares that may be subject to option under the Existing Plan, change the manner of determining the minimum option price, extend the option period under any option beyond 10 years or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under the Existing Plan.

Proposed Performance Option Plan

Subject to approval by the Corporation’s shareholders at the Meeting, the Committee has proposed and the Board has approved the establishment of a new performance option plan. See “Adoption of New Performance Option Plan”.

The key design difference between the proposed plan and the Existing Plan is the performance-based vesting feature. This feature was developed to support the Committee’s principles, as defined above, that the opportunity to earn pay above the median should be delivered through long-term compensation that requires achieving performance goals aligned with shareholder interests.

Under the proposed plan, option vesting will be determined by achieving company performance goals that link to the Corporation’s total shareholder return performance (TSR), and, in turn, to the Dow Jones U.S. Basic Materials Index (DJUSBMI) TSR performance. Performance will be measured over a three-year vesting period.

The performance-based vesting schedule determines the percentage of options vested and ties the level of Corporation performance to the level of total compensation delivered.

Using 10-year historical data, the Committee worked with its independent outside compensation consultant to analyze the linkage between PotashCorp cash flow return on investment (CFROI) minus its weighted average cost of capital (WACC), PotashCorp TSR and the Corporation’s performance relative to the DJUSBMI performance. Having established the link between PotashCorp CFROI-WACC and TSR performance levels of the DJUSBMI, a schedule was developed based upon the Corporation’s CFROI-WACC levels to vest appropriate amounts of Shares at different performance levels.

In order to deliver a level of total compensation that is synchronized with the level of corporate performance achieved, data on compensation provided by the Executive Comparator Group was analyzed to determine the 25th, 50th, and 75th percentile compensation levels for the Corporation’s management positions. These compensation study results and the vesting schedule will then be linked to determine option grant levels that will deliver the appropriate compensation for the performance delivered.

The Corporation is requesting shareholder approval of an amount of 1,200,000 options to be available for grant under the provisions of the new plan. It is expected that this amount will be sufficient for one annual grant to be made during 2005.

Executive Share Ownership Guidelines

The Committee strongly supports Share ownership by its executives. In November 2004 the Corporation introduced minimum shareholding guidelines, which are to be met by November 2009 for the current executive officer group. These guidelines are applicable to the Corporate Officers and Key Management as designated in the Annual Report to shareholders. The shareholding requirements reflect the value of Shares held and can be met through direct or beneficial ownership of Shares including Shares held through the Corporation’s qualified defined contribution savings plans. Options and performance units are not included in the definition of Share ownership for purposes of the guidelines. Any individual who is promoted into a position subject to these Guidelines will have a five-year period within which to meet the Share ownership requirements.

The Guidelines are:

Share
Title	Ownership Guideline
Chief Executive Officer	5 times base salary
Chief Operating Officer, Senior Vice Presidents and Division Presidents	3 times base salary
Designated Senior Vice Presidents and Vice Presidents	1 times base salary

Of the Named Executive Officers, Mr. Doyle and Ms. Irwin held Shares with a value in excess of the ownership guidelines as of February 28, 2005.

Chief Executive Officer Compensation

The Committee reviews annually the Chief Executive Officer’s salary, any awards under the Short and Long-Term Incentive Plans and any grant of options under the Corporation’s option plans and makes its recommendations to the Board. The Chief Executive Officer’s annual salary is determined primarily on the basis of his individual performance and the performance of the Corporation. While no mathematical weighting formula exists, the Committee considers all factors which it deems relevant including the Corporation’s financial results, the Corporation’s total shareholder return and performance relative to its comparator group, the duties and responsibilities of the Chief Executive Officer, the Chief Executive Officer’s individual performance relative to written objectives established at the beginning of each year, and current compensation levels. Awards pursuant to the Short and Long-Term Incentive Plans and under the option plans are made in accordance with the plans as outlined above.

Reference is also made to the compensation of Chief Executive Officers of the Executive Comparator Group. The comparison of the Corporation’s Chief Executive Officer compensation to the comparator group incorporates many factors including the relative sales and market capitalization of the companies, their profitability and shareholder return history, the duties of the Chief Executive Officer and any other extenuating or special circumstances. In general, the Chief Executive Officer’s compensation is set at the 50th percentile of the applicable range.

On July 1, 2003, the salaries of the senior management team, including Mr. Doyle and the other Named Executive Officers, were reduced 10%, to be effective for a full year, as part of a series of cost savings efforts in light of difficult market conditions affecting the Corporation at that time. In January 2004, the Compensation Committee favourably reviewed Mr. Doyle’s performance against his annual written objectives, but no salary increase was provided.

After the expiration of the one-year period on July 1, 2004, the 10% reductions were restored to all of the senior management team, reflective of much improved financial conditions for the Corporation. In addition to the restoration of the 10% pay reduction, the Board approved an increase to Mr. Doyle’s salary to $875,000, effective July 1, 2004 for the remainder of 2004, to recognize achievement of his 2003 performance goals (reviewed in the January 2004 Committee meeting), the continued improved company performance during 2004, and to maintain a competitive base pay level.

In January 2005, the Compensation Committee and the Board reviewed Mr. Doyle’s performance relative to his 2004 performance goals for the purpose of determining his 2005 base pay level and 2004 short term incentive bonus award. At that time, a salary of $950,000 and short term incentive bonus award of $1,375,000 for 2004 performance were recommended by the Committee and approved by the Board. The goals and related achievements upon which the decision was based were:

•	Improvement in all safety indices.

•	Meet or exceed approved 2004 budget including earnings per share (EPS) and cash flow per share (CFPS) targets.

•	Outperform our peer group of basic materials companies in total shareholder return.

Each of the above 3 goals were achieved (see pages 9 and 10 of Annual Report to shareholders for additional detail).

•
Continue to implement strategic plan to decommoditize selected product lines: During 2004, the Board approved and work commenced on a purified acid train 4 expansion in Aurora, NC to continue efforts to meet the needs for higher margin products sold to industrial customers.

•
Increase the revenue base and bottom line through strategic use of capital for acquisitions, joint ventures and new plant and equipment: Investments in purified phosphoric acid plant train 3 in Aurora, NC and the acquisition of a 26% interest in Arab Potash Company, both of which took place during 2003, have had positive impacts on 2004 performance. Strategic deployment of capital during 2004 included investment in Rocanville and engineering design work to consider expansions in either New Brunswick or Saskatchewan. The Corporation also increased its interests in both SQM and APC and key debottleneck expansion projects were initiated in Trinidad.

•
Continue to lead the effort to increase public awareness of the importance and benefits of fertilizer to the world community: The Corporation transferred its highly successful Fertile Minds program to The Fertilizer Institute to broaden its audience. Also, the Corporation has been a leader in the efforts of the International Fertilizer Association to establish an International Plant Nutrition Institute.

•
Cultivate and develop leadership throughout the Corporation to ensure a future of superior management: Senior management addressed key talent and succession management planning as part of its planning processes, made several key promotions that recognized skills and leadership potential across divisions, and strengthened internal efforts to support career development opportunities.

•
Foster a culture of individual integrity and social responsibility: The Corporation’s Statement of Core Values and Code of Business Conduct, distributed to all employees in September 2003, was reinforced with on-line training programs and a video of Mr.  Doyle presenting his views on the importance of the Core Values which was distributed to all locations. External presentations and speeches by Mr. Doyle on the subject of ethical business conduct were made to a variety of stakeholder groups throughout 2004.

•
Emphasize customer service throughout the Corporation: In the 2004 employee engagement survey, the company’s focus on customer service was identified as the best-implemented lever of employee engagement, with the company’s reputation for integrity as second, both exceeding the median of the survey comparator group. Innovations in the customer service department and throughout the sales, marketing, procurement, production and distribution groups were adopted to continue to support focus on customer service.

•	Develop Best Practices programs throughout the Corporation: The Corporation’s annual reporting, sustainability report and website all garnered top awards for reporting from the CICA and other review organizations. The Corporation’s Risk Management Framework includes recognition of reputation and interdependencies among all risks.

•
Provide leadership for the Company with all stakeholder groups: Mr. Doyle’s involvement in meetings with investors, leadership within the fertilizer industry, and leadership within our communities, including chairing the recently announced University of Saskatchewan capital campaign were recognized by formal surveys and informal feedback as contributing to a favourable perception of the Company with our stakeholder groups.

Mr. Doyle’s compensation for 2004 as set forth in the Summary Compensation Table and salary for 2005 were determined in accordance with the foregoing and approved by the Committee together with all other independent members of the Board.

Submitted on behalf of the Compensation Committee: John W. Estey, Wade Fetzer III, Jeffrey J. McCaig and Paul J. Schoenhals.

Report on Corporate Governance
and Nominating Matters

Disclosure regarding Nominating Committee Processes

The Corporation has a standing Corporate Governance and Nominating Committee (the “CG&N Committee”). At present, Ms. Mogford (Chair), Mr. Blesi, Mr. Fetzer, Mr. Howe and Mr. Stromberg comprise the CG&N Committee. The CG&N Committee has a charter which is available to security holders and others at the Corporation’s website, www.potashcorp.com. Each of the five directors who comprise the CG&N Committee is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles”, which is available on the Corporation’s website, applicable rules of the SEC and the corporate governance rules of the NYSE. See also Corporate Governance — Director Independence Standards.

Shareholders may propose individuals to be nominated for election as directors (a “Proposal”) in accordance with the provisions of Section 137 of the Canada Business Corporations Act (the “Act”). Shareholders wishing to make a Proposal should refer to the relevant sections of the Act for a description of the procedures to be followed. For additional information regarding shareholder proposals, see “2006 Shareholder Proposals”. Security holders who do not meet the threshold criteria for making, or otherwise choose not to make, a Proposal, may at any time suggest nominees for election to the Board. Names of and supporting information regarding such nominees should be submitted to: Corporate Secretary, Potash Corporation of Saskatchewan Inc., 500 – 122 1st Avenue South, Saskatoon, Saskatchewan, S7K 7G3, Canada.

A CG&N Committee-recommended nominee for a position on the Board must, at a minimum, meet the qualification standards for directors established by Section 105 of the Act. In addition, such nominee must possess and exhibit the highest degree of integrity, professionalism, values and independent judgment. The CG&N Committee believes that one or more of the Corporation’s directors should possess extensive experience and expertise in each of the following areas:

•	fertilizer industry

•	global and international commerce

•	transportation industry

•	e-commerce and technology

•	finance

•	law

•	accounting

•	mining industry

•	chemical industry

•	general business management

•	public policy

On an ongoing basis the CG&N Committee asks incumbent directors and senior management to suggest individuals who should be considered as proposed nominees to the Board. The Corporate Secretary maintains a list of all individuals suggested by incumbent directors, senior management or security holders and biographical information for each such individual. When it becomes apparent that a vacancy on the Board will arise, either from mandatory or elective retirement or otherwise, the CG&N Committee reviews its list of proposed nominees as against the skill sets of incumbent Board members and the range of experience and expertise necessary for the Board. Proposed nominees who have, in the opinion of the CG&N Committee, the desired expertise are identified. Those who have the requisite qualifications and meet the Corporation’s standards are ranked by the CG&N Committee in order of preference and contacted to determine their interest in serving on the Board. If this process does not result in the identification of suitable nominees, the CG&N Committee may engage the services of a search firm to assist in the identification of director candidates. The CG&N Committee evaluates all proposed nominees in the manner described, no matter what the source of the recommendation.

Disclosure Regarding the Ability of Security Holders to
Communicate with the Board of Directors

The Corporation has a process for security holders to communicate with the Board. Communications in writing should be sent to:

PotashCorp Board of Directors
c/o Corporate Secretary
500 – 122 1st Avenue South
Saskatoon, Saskatchewan S7K 7G3
CANADA

Communications by email should be sent to directors@potashcorp.com.

Matters relating to the Corporation’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other matters will be referred to the Board Chair.

To further facilitate communications between the Corporation’s security holders and the Board, the Corporation has adopted a policy that all directors standing for re-election and all new director nominees are expected to attend the annual meeting of shareholders. In 2004, all such directors and nominees attended the annual meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the periods indicated, all compensation earned by the individual who served as Chief Executive Officer of the Corporation during 2004, the Chief Financial Officer and by each of the Corporation’s other four most highly compensated executive officers as of the end of calendar year 2004 for services rendered to the Corporation and its subsidiaries (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE(1)

					Long-Term
					Compensation
		Annual Compensation			Awards	Payouts
					Securities
				Other	Underlying
				Annual	Options	LTIP	All Other
		Salary	Bonus(2)	Compensation	Granted(3)	Payouts(4)	Compensation
Name and Principal Position	Year	$	$	$	#	$	$
William J. Doyle	2004	808,750	1,375,000	139,431 (5)	0	—	25,500	(6)
President and	2003	783,750	535,000	51,579 (5)	112,512	—	81,822	(6)
Chief Executive Officer	2002	812,500	476,000	—	140,000	2,937,000	52,778	(6)
James F. Dietz	2004	385,288	370,000	—	0	—	4,614	(7)
Executive Vice President	2003	385,288	164,000	—	56,252	—	12,284	(7)
and Chief Operating Officer	2002	395,719	150,000	—	70,000	908,000	94,407	(7)
Wayne R. Brownlee	2004	359,385	350,000	—	0	—	13,727	(8)
Senior Vice President,	2003	359,385	144,000	—	48,220	—	19,321	(8)
Treasurer and Chief Financial Officer	2002	367,640	121,000	—	60,000	790,000	26,155	(8)
Barbara J. Irwin	2004	324,741	275,000	—	0	—	2,253	(9)
Senior Vice President,	2003	322,333	126,000	—	48,220	—	11,629	(9)
Administration	2002	322,591	109,000	—	60,000	488,000	12,078	(9)
Garth W. Moore	2004	317,216	267,000	—	0	—	13,417	(10)
President,	2003	317,216	123,000	—	48,220	—	18,437	(10)
PCS Potash	2002	324,500	107,000	—	60,000	712,000	23,967	(10)
Thomas J. Regan	2004	317,216	267,000	—	0	—	6,349	(11)
President,	2003	317,216	123,000	—	48,220	—	10,226	(11)
PCS Phosphate	2002	324,500	107,000	—	60,000	712,000	94,395	(11)

(1)	Those amounts which were paid in Canadian dollars have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

(2)	Reports amounts awarded pursuant to the Corporation’s Short-Term Incentive Plan. See “Compensation Committee Report on Executive Compensation — Short-Term Incentive Compensation”.

(3)	Options granted pursuant to the Stock Option Plan — Officers and Employees. All amounts adjusted to reflect the stock split which occurred in August 2004.

(4)	Reflects payouts pursuant to the terms of the Long-Term Incentive Plan in effect for the performance period January 1, 2000 to

December 31, 2002. The calculation was based on performance over the three-year period, measured by reference to Total Shareholder Return (“TSR”). TSR of the Corporation measured the capital appreciation of the Shares over the performance period and included dividends paid. As such, it simulated the actual investment performance realized by shareholders. The plan considered both the TSR of the Corporation, and the TSR performance relative to a peer group of companies (Agrium Inc., IMC Global Inc., Mississippi Chemical Corporation, and Terra Industries Inc.).

The following table sets forth rates of return over the performance period.

			Agrium
	Potash Corp	IMC	(TSX)		Terra	Peer Group
	(NYSE)	Global	($ Cdn)	MissChem	Industries	Average	S&P 500
Opening Share Price* (Jan. 2000)	47.38	16.09	11.61	5.73	1.38	—	—
Closing Share Price* (Dec. 2002)	63.99	10.63	17.43	0.31	1.60	—	—
TSR	41.41%	(30.97%)	54.45%	(93.05%)	16.36%	(13.30%)	(37.61%)

* 5-day average
** Source: Georgeson & Co. (dividends reinvested)

For details regarding the LTIP in place for the performance period January 1, 2003 to December 31, 2005, see “Compensation Committee Report on Executive Compensation — Long-Term Incentive Plan”.

(5)
Of the other annual compensation indicated for 2004, $84,820 reflects a membership allowance. Of the other annual compensation indicated for 2003, $34,854 reflects a payment made for personal tax preparation and administration.

(6)	The reported amounts for 2004, 2003 and 2002 consist, respectively, of:

(i)	$17,259, $28,740 and $44,895 which represents the Corporation’s contribution to the Corporation’s defined contribution pension and savings plan on behalf of the indicated Named Executive Officer;

(ii)	$8,241, $8,532 and $7,883 which represents the value of the benefit for group term life insurance premiums paid by the Corporation on behalf of the indicated Named Executive Officer; and

(iii)	$44,550 for 2003 which represents moving expenses.

(7)	The reported amounts for 2004, 2003 and 2002 consist, respectively of:

(i)	$0, $10,000 and $10,000 which represents contributions by the Corporation’s subsidiary to its defined contribution pension plan on behalf of the indicated Named Executive Officer;

(ii)	$4,614, $2,284 and $2,533 which represents the value of the benefit for group term life insurance premiums paid by the Corporation’s subsidiary on behalf of the indicated Named Executive Officer; and

(iii)	$81,874 for 2002 which represents reimbursement for moving and relocation expenses.

(8)	The reported amounts for 2004, 2003 and 2002 consist, respectively, of:

(i)	$10,995, $15,944 and $22,626 which represents the Corporation’s contribution to its defined contribution pension and savings plans on behalf of the indicated Named Executive Officer; and

(ii)	$2,732, $3,377 and $3,529 which represents the value of the benefit for group term life insurance premiums paid by the Corporation on behalf of the indicated Named Executive Officer.

(9)	The reported amounts for 2004, 2003 and 2002 consist, respectively of:

(i)	$681, $9,707 and $10,000 which represents contributions by the Corporation’s subsidiary to its defined contribution pension plan on behalf of the indicated Named Executive Officer; and

(ii)	$1,572, $1,922 and $2,078 which represents the value of the benefit for group term life insurance premiums paid by the Corporation’s subsidiary on behalf of the indicated Named Executive Officer.

(10)	The reported amounts for 2004, 2003 and 2002 consist, respectively, of:

(i)	$10,426, $14,682 and $20,468 which represents the Corporation’s contribution to its defined contribution pension and savings plans on behalf of the indicated Named Executive Officer; and

(ii)	$2,991, $3,755 and $3,499 which represents the value of the benefit for group term life insurance premiums paid by the Corporation on behalf of the indicated Named Executive Officer.

(11)	The reported amounts for 2004, 2003 and 2002 consist, respectively of:

(i)	$1,615, $8,348 and $10,000 which represents contributions by the Corporation’s subsidiary to its defined contribution pension plan on behalf of the indicated Named Executive Officer;

(ii)	$4,734, $1,878 and $2,028 which represents the value of the benefit for group term life insurance premiums paid by the Corporation’s subsidiary on behalf of the indicated Named Executive Officer; and

(iii)	$82,367 for 2002 which represents reimbursement for moving and relocation expenses.

Options

The following table sets forth the options exercised during the year ended December 31, 2004 by the Named Executive Officers, the number of options held by the Named

Executive Officers at year end, and the year-end value of unexercised, in-the-money options held by such individuals at December 31, 2004.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED
FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of		Value of Unexercised
			Securities Underlying		in-the-Money Options
	Securities		Options at FY-End		at FY-End(1)
	Acquired on	Aggregate Value		#		$
	Exercise	Realized	#	Not	$	Not
Name	#	$	Exercisable	Exercisable	Exercisable	Exercisable
William J. Doyle	0	0	816,256	56,256	39,186,905	2,450,511
James F. Dietz	70,000	2,226,345	248,126	28,126	12,010,243	1,225,168
Wayne R. Brownlee	43,200	1,407,456	390,410	24,110	16,635,862	970,550
Barbara J. Irwin	15,800	462,644	164,110	24,110	8,199,256	1,050,231
Garth W. Moore	201,000	4,066,062	164,110	24,110	6,707,956	970,550
Thomas J. Regan	57,500	1,802,361	74,110	24,110	3,345,581	1,050,231

(1)	Values are calculated by determining the amount by which the market value of the Shares underlying the options on December 31, 2004 exceeded the exercise prices of the options and converting Canadian dollar amounts to United States dollars using the December 31, 2004 exchange rate of $0.8308.

Pension Plans

The Corporation maintains the Potash Corporation of Saskatchewan Inc. Pension Plan (the “PCS Plan”) which generally requires all participating employees to contribute 5.5% of their earnings (or such lesser amount as is deductible for Canadian income tax purposes) to the PCS Plan and the Corporation to contribute an equal amount. When an individual retires, the full amount in the individual’s account is used to produce the pension.

The Corporation maintains a Supplemental Retirement Income Plan (the “Supplemental Plan”) which provides a supplementary pension benefit for certain of the Corporation’s officers and key managers. Under the basic terms of the Supplemental Plan, a pension benefit is provided in an amount equal to 2% of the average of the participant’s three highest years’ earnings multiplied by the participant’s years of pensionable service (to a maximum of 35 years), minus any annual retirement benefit payable under the PCS Plan or certain other tax qualified plans. For the purposes of the Supplemental Plan, earnings are defined as the participant’s annual base pay plus 100% of all bonuses paid or payable for such year pursuant to the Short-Term Incentive Plan. The normal retirement age pursuant to the

Supplemental Plan is 65, with a reduction in benefits for early retirement prior to age 62. No benefits pursuant to the Supplemental Plan are payable if termination occurs prior to age 55. Benefits payable to employees who have reached the minimum age (55) for retirement pursuant to the Supplemental Plan are secured by letters of credit provided by the Corporation and are generally paid in the form of an annuity for life, or at a participant’s election, in a single lump sum payment equal to the actuarial present value of the annual benefit provided by the Supplemental Plan.

For a designated group of senior officers, including Mr. Doyle, Mr. Brownlee and Mr. Moore, the benefit payable under the Supplemental Plan is an amount equal to: (i) 5% of the average of the senior officer’s three highest years’ earnings multiplied by the senior officer’s years of pensionable service (to a maximum of 10 years), plus (ii) 2% of the average of the senior officer’s three highest years of earnings multiplied by the senior officer’s years of pensionable service in excess of 25 years to a maximum of 10 additional years, minus (iii) any annual retirement benefit payable under the PCS Plan and certain other tax qualified plans.

The following table shows the range of estimated annual benefits to Mr. Doyle, Mr. Brownlee and Mr. Moore pursuant to the Supplemental Plan. Estimated benefits payable pursuant to the Supplemental Plan will be reduced by any benefits payable to Mr. Doyle, Mr. Brownlee and Mr. Moore pursuant to the PCS Plan and certain other tax qualified plans.

SUPPLEMENTAL RETIREMENT INCOME PLAN TABLE

Remuneration	Years of Service
	$10	20	30	40	50
$250,000	$125,000	$125,000	$150,000	$175,000	$175,000
500,000	250,000	250,000	300,000	350,000	350,000
1,000,000	500,000	500,000	600,000	700,000	700,000
1,500,000	750,000	750,000	900,000	1,050,000	1,050,000
2,000,000	1,000,000	1,000,000	1,200,000	1,400,000	1,400,000
3,000,000	1,500,000	1,500,000	1,800,000	2,100,000	2,100,000

As of December 31, 2004, the average of the three highest years’ earnings for purposes of the Supplemental Plan for each Named Executive Officer participating in the Supplemental Plan were as follows: $1,742,500 for Mr. Doyle, $594,257 for Mr. Brownlee and $512,477 for Mr. Moore. The estimated credited years of service at assumed retirement age of 65 for each of the Named Executive Officers participating in the Supplemental Plan are as follows: 28 years for Mr. Doyle, 41 years for Mr. Brownlee and 31 years for Mr.  Moore.

The cost of the future pension benefits is calculated each year by independent actuaries. The 2004 annual service cost and total accrued pension obligations for the Supplemental Plan as at December 31, 2004 respectively, for Mr. Doyle is $222,729 and $4,273,000, for Mr. Brownlee $97,591 and $1,973,000 and for Mr. Moore $73,901 and $1,424,000. The annual service cost represents the value of the projected Supplemental Plan benefit, earned during the year. The total accrued pension obligation represents the value of the projected Supplemental Plan benefit earned for all service to date.

The annual service cost and total accrued pension obligations described above are based on estimates solely related to this plan, and represent contractual entitlements which may change over time. The methods used to determine such estimated amounts will not be identical to the methods used by other companies and, as a result, these figures may not be directly comparable across companies. The assumptions for this plan also differ from the assumptions disclosed in Note 14 to the consolidated financial statements relating to the Corporation’s significant pension plans. The key assumptions made in determining these amounts are as follows:

	Assumptions Used	Assumptions Used
	at the End of the	at the End of the
	Year 2004 and for	Year 2003 and for
	the 2005 Expense	the 2004 Expense
Interest Rate	6.00% per annum	7.00% per annum
Increase in Pensionable Earnings	5.00% per annum	5.00% per annum
Increase in the Income Tax Act Maximum Contribution Limits	2.00% per annum	2.00% per annum
Expected Return on Plan Assets	N/A	N/A
Retirement Age	Age 62	Age 62
Mortality Rates	1994 Unisex Pensioner Mortality Table	1983 Group Annuity Mortality Table

Prior to January 1, 1999, PCS Phosphate and PCS Nitrogen maintained separate defined benefit pension plans for their respective eligible U.S. employees, including Mr. Dietz in the case of PCS Nitrogen and Mr. Regan in the case of PCS Phosphate. Effective January 1, 1999 the Corporation consolidated its pension plans for U.S. employees and the Nitrogen Pension Plan was merged with and into the Phosphate Pension Plan to form a new U.S. Pension Plan (the “U.S. Pension Plan”).

Under the U.S. Pension Plan, participants age 62 or older with at least 20 years of service receive a retirement benefit of 1.5% of the participant’s final average compensation (as defined below) multiplied by the participant’s years of service accrued after December 31, 1998 (maximum 35 years) in the form of a life annuity. Participants with service accrued prior to January 1, 1999 under previous plans, including Mr. Dietz and Mr. Regan, will have a portion of their retirement benefit calculated under the formulas for such plans. Employees not meeting the minimum age or years of service requirement at termination will receive a reduced benefit.

Pursuant to the U.S. Pension Plan, final average compensation is defined as compensation for the highest paid 60 consecutive months of service out of the last 120 months of service. Compensation is defined as a participant’s base pay plus annual bonus. The retirement benefits from the U.S. Pension Plan for Mr. Dietz, Ms. Irwin and Mr. Regan

are subject to certain limitations on the amount of retirement benefits that may be provided under U.S. tax qualified pension plans. The Corporation maintains a supplemental pension plan (the “U.S. Supplemental Plan”) intended to provide participants with the same aggregate benefits that such participant would have received had there been no legal limitations on the benefits provided by the U.S. Pension Plan. No benefits pursuant to the U.S. Supplemental Plan are payable if termination occurs prior to age 55.

For Mr. Dietz, Ms. Irwin and Mr. Regan, the following table represents the range of estimated annual benefits under the U.S. Pension Plan and the U.S. Supplemental Plan for service on or after January 1, 1999.

POST-1998 SERVICE TABLE

Remuneration	Years of Service
	$10	15	20	25	30
$200,000	$30,000	$45,000	$60,000	$75,000	$90,000
300,000	45,000	67,500	90,000	112,500	135,000
400,000	60,000	90,000	120,000	150,000	180,000
500,000	75,000	112,500	150,000	187,500	225,000
600,000	90,000	135,000	180,000	225,000	270,000
700,000	105,000	157,500	210,000	262,500	315,000

As of December 31, 2004, the final average compensation for the purposes of the U.S. Pension Plan and U.S. Supplemental Plan for Mr. Dietz was $540,284, for Ms. Irwin was $402,576 and for Mr. Regan was $434,966. The estimated credited years of post-1998 service under such plans at normal retirement age of 65 for Mr. Dietz is 13 years, for Ms. Irwin 20 years and for Mr. Regan 10 years.

As of December 31, 1998, the Nitrogen Pension Plan provided a normal monthly retirement benefit equal to the sum of (i) 1.1% of the participant’s average monthly pay during the highest paid 60 consecutive calendar months of the last 120 calendar months of employment multiplied by the participant’s credited service and (ii) 0.4% of (a) the excess of such average monthly pay over the participant’s “covered compensation” multiplied by (b) the participant’s credited service (up to a maximum of 35 years). “Covered compensation” is defined as the 35-year average of the U.S. Social Security wage bases measured from the year in which the participant reaches Social Security retirement age.

The following table represents the range of estimated annual benefits for Mr. Dietz pursuant to the formula in the Nitrogen Pension Plan (including benefits relating to pre-1999 service under the U.S. Supplemental Plan).

NITROGEN PRE-1999 SERVICE TABLE

Remuneration	Years of Service
	$5	10	15	20	25
$200,000	$14,000	$28,000	$41,000	$55,000	$69,000
300,000	21,000	43,000	64,000	85,000	106,000
400,000	29,000	58,000	86,000	115,000	144,000
500,000	36,000	73,000	109,000	145,000	181,000
600,000	44,000	88,000	131,000	175,000	219,000
700,000	51,000	103,000	154,000	205,000	256,000

As of December 31, 2004, the estimated credited years of pre-1999 service at normal retirement age of 65 for

Mr. Dietz is 6 years for the purposes of the U.S. Pension Plan, and 2 years for purposes of the U.S. Supplemental Plan. Final average compensation is the same as that calculated for the purpose of the U.S. Pension Plan and post-1998 service.

As of December 31, 1998, the PCS Phosphate Plan provided a retirement benefit of 2% of the participant’s final average compensation multiplied by the participant’s years of service (maximum 35 years). Prior to 1999, participants in the PCS Phosphate Plan were required to contribute 1% of base monthly compensation to the plan.

The following table represents an estimate of the pre-1999 service component retirement income of Mr. Regan, at the levels of average compensation and years of service shown, calculated pursuant to the benefit formulas in the PCS Phosphate Plan and the U.S. Supplemental Plan, and includes the 1% participant contribution.

PHOSPHATE PRE-1999 SERVICE TABLE

Remuneration	Years of Service
	$10	15	20	25	30
$200,000	$40,000	$60,000	$80,000	$100,000	$120,000
300,000	60,000	90,000	120,000	150,000	180,000
400,000	80,000	120,000	160,000	200,000	240,000
500,000	100,000	150,000	200,000	250,000	300,000
600,000	120,000	180,000	240,000	300,000	360,000
700,000	140,000	210,000	280,000	350,000	420,000

As of December 31, 2004, the credited years of pre-1999 service at normal retirement age of 65 for Mr. Regan is 12 years and final average compensation is $314,786. Final average compensation is calculated in the same manner as the U.S. Pension Plan and post-1998 service, except that compensation is defined as a participant’s base pay only.

The 2004 annual service cost and the total accrued pension obligation for the Supplemental Plan as at December 31, 2004, respectively for Mr. Dietz is $34,109 and $202,082, for Ms. Irwin is $20,896 and $88,884, and for Mr. Regan is $20,932 and $325,388. The annual service cost represents the value of the projected U.S. Supplemental Plan benefit, earned during the year. The total accrued pension obligation represents the value of the projected U.S. Supplemental Plan benefit earned for all service to date. The assumptions used in calculating such obligations are those as used in Note 14 to the consolidated financial statements.

Employment Contracts and Termination of Employment

Change in Control Agreements

Effective December 30, 1994, the Corporation, and where applicable, PCS Sales, entered into Change in Control Agreements with certain senior executives, including Mr. Doyle, Mr. Brownlee and Mr. Moore. The initial term of each Change in Control Agreement was through December 31, 1997; however, the term of the Change in Control Agreements has been automatically renewed for successive one-year periods since December 31, 1997 and continues to be subject to automatic renewal for successive one-year terms until the employee reaches age 65 or unless either party gives notice of termination. A change in control of the Corporation will be deemed to have occurred if:

(a)	there is a significant (50 percent or more) change in the Board within any two-year period, not including replacement directors approved for nomination by the Board;

(b)
there occurs an amalgamation, merger, consolidation, or other transaction whereby the control of the existing shareholders of the Corporation is diluted to less than 50 percent control of the surviving or consolidated entity;

(c)	there occurs a significant (50 percent or more based on book value) sale or other disposition of the fixed assets of the Corporation within any twelve-month period; or

(d)	any party acquires 20 percent or more of the voting securities of the Corporation.

Benefits pursuant to the Change in Control Agreements will be payable upon termination of the executive’s employment within two years following a change in control. Termination of the executive’s employment is defined to include the executive ceasing to be employed for any reason, including constructive dismissal, except by reason of death, disability, resignation or voluntary retirement, or dismissal for dishonest or willful misconduct.

The severance benefit entitlements upon termination of employment following a change in control of the Corporation are:

(a)	a lump-sum payment of three times the executive’s current base salary and average bonus for the last three years;

(b)	a lump-sum payment of the pro-rata target bonus for the short year in which the termination occurs;

(c)	immediate vesting and cash out of all outstanding Long-Term Incentive Plan awards;

(d)	a credit of three additional years of service under the Supplemental Plan;

(e)
three-year continuation of medical, disability, and group term life insurance, provided that these benefits terminate upon obtaining similar coverage from a new employer or upon commencement of retiree benefits; and

(f)	financial or outplacement counselling to a maximum of Cdn$10,000.

Payments to be made pursuant to the foregoing and relating to the employee’s bonus may be deferred by the executive for up to three years or for such other period as may be permitted by the Income Tax Act (Canada).

All outstanding non-exercisable options granted to the executive pursuant to the option plan become exercisable upon the occurrence of a change in control. In the event no public market for the shares exists, the Corporation (or PCS Sales as the case may be) will compensate the executive for the value of his or her options on the basis of a Share value approved by the shareholders of the Corporation upon a change in control, or, if no such value has been approved, then based upon the market value of the Shares when last publicly traded. For Mr. Doyle, there is provision for a “gross up” of payments to cover excise taxes if payable in respect of such benefits.

Other

The current severance policy of the Corporation for termination without cause, which is applicable to all salaried employees including the Named Executive Officers, is to provide notice of impending termination, or payment of salary in lieu of notice, equivalent to two weeks for each complete year of service (subject to a minimum of 4 weeks and a maximum of 52 weeks). Such policy is superseded by specific termination provisions contained in any applicable written agreement.

PERFORMANCE GRAPHS

The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a $100 investment in the Shares at

December 31, 1999 to the return on the Standard & Poor’s 500 Index, the Dow Jones US Basic Materials Companies Index and a self-selected peer group.

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04
Potash Corporation of Saskatchewan Inc. — NYSE Listing	$100	$166	$132	$139	$192	$373
Self-Selected Peer Group	$100	$132	$139	$143	$180	$285
S&P 500®	$100	$91	$80	$62	$80	$89
Dow Jones US Basic Materials Companies Index	$100	$54	$96	$81	$125	$134

The Self-selected Peer Group consists of:

Company	Symbol

Agrium Inc.*	AGU
Mosaic Co (formerly IMC Global Inc.)	MOS
Yara International ASA	YAR NO
Israel Chemicals Limited	CHIM IT
Sociedad Quimica Y Minera de Chile S.A.	SQM/B CI
K&S AG	SDF GR

*  TSX listing.

Copyright © 2005, Standard & Poor’s, a division of The McGraw Hill Companies, Inc. All rights reserved.

The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a Cdn$100 investment in the Shares at December 31, 1999 to the return on the S&P/TSX Composite Index.

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04
Potash Corporation of Saskatchewan Inc. — TSX Listing	$100	$177	$151	$156	$179	$321
S&P/TSX Composite Index	$100	$107	$94	$82	$104	$119

DIRECTORS’ AND OFFICERS’

LIABILITY INSURANCE

The Corporation has acquired and maintains liability insurance for its directors and officers as well as those of its subsidiaries as a group. The coverage limit of each insurance is $75 million per claim and $75 million in the annual aggregate. The Corporation has entered into a one-year contract ending June 30, 2005. Premiums of $666,016 were paid by the Corporation for the last fiscal year. Claims for which the Corporation grants indemnification to the insured persons are subject to a $5 million deductible for any one loss.

VOTING SHARES

There are 111,290,020 Shares of the Corporation outstanding as of February 28, 2005, each Share carrying the right to one vote. Each shareholder of record at the close of business on March 17, 2005 is entitled to vote at the Meeting the Shares registered in his or her name on that date.

The quorum for any meeting of shareholders is one or more persons present and holding or representing by proxy not less than 5% of the total number of outstanding Shares.

OWNERSHIP OF SHARES

The following table sets forth information as of February 28, 2005, with respect to the beneficial ownership of Shares held by the executive officers of the Corporation named in the Summary Compensation Table herein and by all directors and executive officers of the Corporation.

	Amount and Nature of	Percentage of
	Beneficial Ownership	Outstanding
Name	(1)(2)(3)	Shares
William J. Doyle, Director, President and Chief Executive Officer	893,807	.803%
James F. Dietz, Executive Vice President and Chief Operating Officer	259,544	.233%
Wayne R. Brownlee, Senior Vice President, Treasurer and Chief Financial Officer	376,607	.338%
Barbara J. Irwin, Senior Vice President, Administration	161,167	.144%
Garth W. Moore, President, PCS Potash	96,231	.086%
Thomas J. Regan, President, PCS Phosphate	78,409	.070%
All directors and executive officers as a group, including the above-named individuals (25 persons)	1,999,656	1.796%

(1)
The number of Shares beneficially owned is reported on the basis of regulations of the U.S. Securities and Exchange Commission, and includes Shares that the individual has the right to acquire at any time within 60 days after February 28, 2005 and Shares directly or indirectly held by the individual or by certain family members or others over which the individual has sole or shared voting or investment power.

(2)
Each of the directors and executive officers of the Corporation owned less than 1% of the Shares issued and outstanding as at February 28, 2005. The directors and executive officers of the Corporation as a group beneficially owned approximately 1.796% of the Shares issued and outstanding as at February  28, 2005.

(3)
Includes Shares purchasable within 60 days after February 28, 2005 through the exercise of options granted by the Corporation, as follows: Mr. Doyle 816,256 Shares; Mr. Dietz 248,126 Shares; Mr. Brownlee 364,110 Shares; Ms. Irwin 149,110 Shares; Mr. Moore 94,110 Shares; Mr. Regan 74,110 Shares and directors and executive officers as a group, including the foregoing individuals, 1,867,416 Shares.

Listed below is the name and other information concerning persons known to the Corporation (from the Corporation’s records and reports filed with the U.S. Securities and Exchange Commission on Schedule 13D or 13G) who owned, as of February 28, 2005 more than 5% of any class of the Corporation’s voting securities:

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class(1)
FMR Corp. (Fidelity) 82 Devonshire Street Boston, Massachusetts 02109	12,995,566	(2)(3)	11.67%
Primecap Management Company 225 South Lake Avenue Suite 400 Pasadena, California 91101	8,762,198	(4)(5)	7.87%
Lord, Abbett & Co. 90 Hudson Street Jersey City, New Jersey 07302	8,129,487	(6)(7)	7.30%
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	7,406,400	(8)(9)	6.65%
Jarislowky, Fraser Limited 1010 Sherbrooke St. West Suite 2005 Montreal, Quebec H3A 2R7	5,993,676	(10)(11)	5.38%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	5,585,435	(12)(13)	5.02%

(1)	Represents percent of Shares outstanding as of February 28, 2005.

(2)	Such person has sole dispositive power as to all 12,995,566 Shares and sole voting power as to 4,220,891 Shares.

(3)	As set forth in a Schedule 13G dated February 14, 2005.

(4)	Such person has sole dispositive power as to all 8,762,198 Shares and sole voting power as to 2,010,898 Shares.

(5)	As set forth in a Schedule 13G dated July 22, 2004 (adjusted to reflect stock split which occurred in August 2004).

(6)	Such person has sole voting and dispositive power as to all 8,129,487 Shares.

(7)	As set forth in a Schedule 13G dated February 14, 2005.

(8)	Such person has sole dispositive power as to all 7,406,400 Shares and sole voting power as to no shares.

(9)	As set forth in a Schedule 13G dated February 9, 2005.

(10)	Such person has sole dispositive power as to all 5,993,676 Shares, and sole voting power as to 5,081,576 Shares.

(11)	As set forth in a Schedule 13G dated February 11, 2005.

(12)	Such person has sole dispositive power as to all 5,585,435 Shares and sole voting power as to 1,044,035 Shares.

(13)	As set forth in a Schedule 13G dated February 14, 2005.

NORMAL COURSE ISSUER BID

The Corporation has filed a notice of intention with the TSX to make a normal course issuer bid to enable it to purchase up to 5,500,000 Shares. The notice provides that the Corporation may purchase these Shares between February  15, 2005, and February 14, 2006, at prevailing market prices in amounts and at times to be determined by the Corporation. The purchases will be made through the facilities of the TSX and the NYSE. Shares purchased under the bid will be cancelled. A copy of the notice may be obtained from the Corporate Secretary, Potash Corporation of Saskatchewan Inc., 500 — 122 1st Avenue South, Saskatoon, Saskatchewan, S7K 7G3, Canada.

2006 SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Corporation’s annual meeting of shareholders in 2006 and which such shareholders are entitled to request be included in the Management Proxy Circular for that meeting, must be received at the Corporation’s principal executive offices not later than December 12, 2005.

ADDITIONAL INFORMATION

Copies of the Corporation’s most recent Form 10-K together with any document incorporated by reference therein, the most recent annual financial statements together with the accompanying report of the auditor, and any interim financial statements filed subsequent to the filing of the most recent annual financial statements may be obtained on request from the Secretary of the Corporation.

DIRECTORS’ APPROVAL

The contents and the sending of this Management Proxy Circular have been approved by the Board.

Joseph A. Podwika
Secretary
March 11, 2005

APPENDIX A

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board, through its Corporate Governance and Nominating Committee, which met five times in 2004, is focused on new threshold regulatory standards (both proposed and implemented) as well as best practices that go beyond the requirements mandated by regulation.

To comply with those standards and achieve those best practices, the Board has adopted the “PotashCorp Governance Principles” and “Statement of Core Values & Code of Business Conduct”. The complete text of the “PotashCorp Governance Principles”, the “Statement of Core Values & Code of Business Conduct” and each Committee Charter, as well as other governance related documents, can be found at www.potashcorp.com and are available in print to any shareholder who requests them.

On October 29, 2004 the Canadian Securities Administrators (“CSA”) published for comment proposed National Policy 58-201 “Corporate Governance Guidelines” and proposed National Instrument 58-101 “Disclosure of Corporate Governance Practices”. The Corporation’s current governance practices are substantially in compliance with the CSA’s proposed corporate governance guidelines. When this proposed policy and proposed instrument are finalized, the Board will reassess the Corporation’s governance practices. Since the CSA rules relating to disclosure of corporate governance practices are not yet in effect, a comparison of the Corporation’s governance practices against the governance disclosure guidelines (the “TSX Guidelines”) is set out below as required by the TSX Guidelines.

Does PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

1.	The Board of Directors should explicitly assume responsibility for stewardship of the corporation and specifically for: (a) Adoption of a strategic planning process;	Yes
The Board’s Charter provides that the Board has the responsibility to participate, as a whole and through its Committees, in identifying the objectives and goals of the business as well as associated risks, and the strategy by which it proposes to reach those goals and mitigate those risks. The Board, either directly or through Board Committees, assumes responsibility for overseeing the operation of the Corporation’s business and for supervising management.

The Board devotes a significant portion of its annual two-day winter meeting to strategic planning, including a review of the plan and special presentations on matters of particular strategic significance.

The Board has formalized its approach to strategic planning through the adoption of a strategic planning process with activities, events and deliverables throughout the year.

	(b) Identification of the principal risks of the Corporation’s business and ensuring the implementation of appropriate risk management systems;	Yes
The Board has established a comprehensive approach to risk identification and management. A comprehensive “risk universe” has been developed. Senior management identifies significant risks from the risk universe and a multi-disciplinary project team:

(i) evaluates, on a company-wide basis, the risk exposure of each significant risk;

(ii) recommends response modifications to achieve the appropriate level of exposure; and

(iii) refines the integrated risk evaluation process for subsequent use.

The results of such activities are reported to the Board annually in September at a meeting convened for that purpose.

Does PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

	(c) Succession planning, including appointing, training and monitoring senior management;	Yes
The Board Charter provides that the Board has responsibility for succession planning, both for the Chief Executive Officer and for other management. Regular reviews of succession planning are made to the Board by management and the Compensation Committee regularly reviews Chief Executive Officer succession planning. The Board is also responsible for developing procedures and ensuring their implementation for appointing, training and monitoring senior management.

	(d) Communications policy; and	Yes
The Board has adopted a comprehensive policy on corporate disclosure. A Disclosure Committee, composed of the Senior Vice President Corporate Relations, the Chief Operating Officer, the Chief Financial Officer, the President, PCS Sales, and the General Counsel has been created to oversee the application of the Disclosure Policy. The Disclosure Policy confirms the Corporation’s commitment to timely, consistent, credible, non-selective dissemination of material information and establishes procedures to effect such ends. The Disclosure Policy encompasses website posting, electronic communications, and dealings with regulators, analysts and the media.

	(e) Integrity of internal control and management information systems.	Yes
The Audit Committee, which met nine times in 2004, regularly reviews the integrity of the Corporation’s internal control and management information systems. Such reviews include receiving reports from the Chief Financial Officer, the Chief Information Officer, the Controller and the Internal Auditor and discussions with external auditors. Findings are summarized and reported to the Board. The Audit Committee also oversaw and monitored the 2004 compliance process related to the Sarbanes-Oxley 404 certification and attestation requirements.

2.	A majority of directors should be “unrelated” (that is, independent of management and free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholding.)	Yes
All directors standing for election on May 5, 2005, with the exception of Mr. Doyle and Ms. Paliza, are “unrelated” within the meaning of the TSX Guidelines and “independent” according to the Board’s independence standards as set out in the “PotashCorp Governance Principles”, which is available on the Corporation’s website, applicable rules of the SEC and the corporate governance rules of the NYSE.

As of February 28, 2005 the Corporation did not have a significant shareholder as defined in the TSX Guidelines.

A Policy has been established which provides that directors will not stand for re-election after reaching the age of 70 years.

3.	The Board is responsible for applying the definition of “unrelated director” to each individual director and for disclosing annually whether the Board has a majority of unrelated directors and an analysis of the principles supporting this conclusion.	Yes
As set out in the “PotashCorp Governance Principles”, which is available on the Corporation’s website, the Board has adopted categorical standards for determining whether a director is “independent” within the meaning of the applicable rules of the SEC and the corporate governance rules of the NYSE.

Does PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

The Board has concluded that directors who are “independent” under the “PotashCorp Governance Principles” and the corporate governance rules of the NYSE are also “unrelated directors” for the purposes of the TSX Guidelines. To assist the Board with its determination, all directors annually complete a detailed questionnaire about their business relationships and shareholdings.

Based on information provided by directors as to their individual circumstances, the Board has determined that of the 12 persons proposed for election to the Board for 2005, all are “unrelated” and “independent” except for Mr. Doyle and Ms. Paliza. See “Corporate Governance — Director Independence Standards” in the attached Management Proxy Circular.

4.	The Board of Directors should appoint a Committee: (a) responsible for proposing new nominees to the full Board for election; and	Yes	The Corporate Governance and Nominating Committee is responsible for recruiting and proposing to the full Board new nominees for directors. The Committee, in the discharge of its duties:

(i) in consultation with the Board and Chief Executive Officer and, on an ongoing basis, identifies the mix of expertise and qualities required for the Board;

(ii) assesses the attributes new directors should have for the appropriate mix to be maintained;

(iii) in consultation with the Board and Chief Executive Officer and, on an ongoing basis, maintains a database of potential candidates;

(iv)    has implemented a procedure to identify, with as much advance notice as practicable, impending Board vacancies, so as to allow sufficient time for recruitment and for introduction of proposed nominees to the existing Board;

(v) develops a “short-list” of candidates and arranges for each candidate to meet with the Chair and the Chief Executive Officer;

(vi) recommends to the Board as a whole proposed nominee(s) and arranges for their introduction to as many Board members as practicable;

(vii) ensures that prospective candidates are informed of the degree of time, energy and commitment the Corporation expects of its directors; and

(viii) encourages diversity in the composition of the Board.

	(b) Composed exclusively of outside (non-management) directors, a majority of whom are unrelated.	Yes	The Corporate Governance and Nominating Committee is composed of five outside directors, each of whom is independent and unrelated.

Does PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

5.	Implement a process for assessing the effectiveness of the Board, its committees and individual directors.	Yes	Pursuant to the “PotashCorp Governance Principles”, which is available on the Corporation’s website, the Board has adopted the following five-part effectiveness evaluation program:

1. Annual Board Assessment by all Members of the Board

Each year Board members complete a detailed questionnaire which (a) provides for quantitative ratings in key areas, and (b) seeks subjective comment in each of those areas. The questionnaire is administered by the Corporate Secretary. Responses are reviewed by the Corporate Secretary and the Chair of the Corporate Governance and Nominating Committee. A summary report is then prepared and provided to the Board Chair, the Corporate Governance and Nominating Committee and the Chief Executive Officer and then reported to the full Board by the Corporate Governance and Nominating Committee Chair. Attribution of comments to individual directors in the summary report is made only if authorized by that director. In assessing the responses to the questionnaire, the focus is on continuous improvement. Matters requiring follow-up are identified, action plans are developed and there is ongoing monitoring by the Corporate Governance and Nominating Committee to ensure satisfactory results.

2. Annual Assessment of each Committee* by members of that Committee

Each year members of each Committee* complete a detailed questionnaire designed to allow Committee members to evaluate how well each Committee is operating and to make suggestions for improvement. The questionnaire is administered by the Corporate Secretary who receives responses and reviews them with the appropriate Committee Chair. A summary report is then prepared and provided to the Board Chair, the chair of the Corporate Governance and Nominating Committee, the appropriate Committee and the Chief Executive Officer and then reported to the full Board by the appropriate Committee Chair.

As with the Board assessment, the focus is on continuous improvement. Chairs of each Committee* are expected to follow up on matters raised in the Committee assessments and take such action as appropriate.

*
Each of the Audit, Compensation, Corporate Governance and Nominating and Safety, Health and Environment Committees participate in this process. Because of its limited activity, the Executive Committee does not.

Does PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

3. Annual Assessment of the Board Chair by Members of the Board

Each year members of the Board are asked to assess and comment on the discharge, by the Board Chair, of his or her duties. Individual responses are received by the Corporate Secretary and the Chair of the Corporate Governance and Nominating Committee. A summary report is then provided to the Board Chair and the full Board, with no attribution of comments to individual directors without their consent.

4. Annual Assessment of Each Committee Chair by Members of each Committee

Each year, members of each Committee are asked to assess and comment on the discharge, by each Committee Chair, of his or her duties. Responses are received by the Corporate Secretary and the Committee Chair under review. A summary report is then provided to the appropriate Committee and to the full Board, with no attribution of comments to individual directors without their consent.

5. Annual Assessment of Individual Directors

Each year, the Board Chair (and, as in the opinion of the Board Chair is desirable, the Chair of the Corporate Governance and Nominating Committee) meets with each director individually to engage in full and frank two-way discussion of any and all issues which either wish to raise. Each director, during such review, shall be prepared to discuss with the Board Chair how the directors, both individually and collectively, could operate more effectively.

The Chair will share peer feedback with each director as appropriate as constructive input and will review progress and action taken in concert with the Chair of the Corporate Governance and Nominating Committee. Each director is encouraged to view such feedback as constructive advice to enhance both their individual contribution and overall Board effectiveness.

6.	Provide orientation and education programs for new directors.	Yes	The Board has adopted a written New Director Orientation Policy designed to:

(i) provide each new director with a baseline of knowledge about the Corporation which will serve as a basis for informed decision-making;

(ii) tailor the program for each new director to take into account his or her unique mix of skills, experience, education, knowledge and needs; and

(iii) be delivered over a period of time to minimize the likelihood of overload and maximize the lasting educational impact.

Does PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

The orientation program is tailored to the needs of each new director, and will consist of a combination of written material, one-on-one meetings with senior management, site visits and other briefings and training as appropriate.

7.	Consider size of Board with a view to facilitating effective decision-making.	Yes	The Board has considered its size and has concluded that a board comprising 12 members (its current size) allows it to most effectively discharge its duties.

8.	Review the adequacy and form of compensation of directors in light of the responsibilities and risks involved in being an effective director.	Yes
The Compensation Committee regularly reviews both the amount and components of the Corporation’s director compensation package and the Chair’s compensation package and believes that the current compensation is appropriate for the responsibilities and risks assumed by the directors.

The Board has determined that a portion of the total annual compensation package should be paid in the form of Deferred Share Units (“Share Units”). As well, each director can elect to take some or all of his or her annual and per diem fees in the form of Share Units. Each Share Unit has a floating value equivalent to one common share of the Corporation and cannot be paid out until the director retires from the Board. The Board adopted the Share Unit component to more closely align the economic interests of directors with those of the Corporation’s shareholders.

The Board believes that the economic interests of directors should be aligned with those of shareholders. To achieve this, all directors are expected to hold shares and/or Share Units in the Corporation. By the time a director has served on the Board for ten months, he or she must own a minimum of 2,000 shares in the Corporation. By the time a director has served on the Board for three years, he or she must own shares and/or Share Units with a value at least five times the annual retainer paid to directors. The Board may make exceptions to this standard where, as a result of the unique financial circumstances of a director, compliance would result in an unacceptable hardship.

9.	Board committees should generally be composed of outside directors, a majority of whom are unrelated.	Yes
Of the five Committees of the Board, three (the Audit, Compensation and Corporate Governance and Nominating Committees) are composed entirely of independent and unrelated directors. The Safety, Health and Environment Committee is composed of four independent unrelated directors and one related director. The Executive Committee is composed of three independent unrelated directors and two related directors.

Each Committee of the Board has a written Charter which details the Committee’s duties and responsibilities. The Charter of each Committee can be found at the Corporation’s website, www.potashcorp.com, and is available upon request to any shareholder of the Corporation.

Does PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

10.	Appoint a committee responsible for developing the Corporation’s approach to corporate governance issues and the Guidelines.	Yes
The Board has established a Corporate Governance and Nominating Committee. At present, that Committee is composed of five outside directors, each of whom is independent and unrelated. The purpose of the Committee is to identify individuals qualified to become members of the Board consistent with the criteria approved by the Board, to recommend to the Board director nominees for each annual meeting of shareholders and nominees for election to fill vacancies on the Board and to address related matters. The Committee shall also develop and recommend to the Board corporate governance principles applicable to the Corporation and be responsible for leading the annual review of the Board’s performance.

11.	(a) Define limits to Management’s responsibilities by developing position descriptions for:	Yes	The Board has adopted a Charter which sets out its responsibilities and the limits to management’s responsibilities. The Board is specifically charged with:

	(i) the Board; and		(a) oversight and approval on an ongoing basis of the Corporation’s business strategy;

(b) appointment of the Chief Executive Officer and monitoring his or her performance;

(c) approving the appointment of all corporate officers and ensuring that adequate provision has been made for management succession;

(d) establishing standards for management and monitoring performance;

(e) approving procedures for strategy implementation, for identifying and managing risks and for insuring the integrity of internal control and management information systems; and

(f) reporting to shareholders on the performance of the business.

The Board has specifically retained responsibility for managing its own affairs, including planning its composition, selecting the Board Chair, nominating candidates for election to the Board, appointing committees and determining director compensation.

	(ii) the Chief Executive Officer.	Yes	A written position description for the Chief Executive Officer has been developed and approved by the Board.

The Chief Executive Officer reports to the Board and has general supervision and control over the business and affairs of the Corporation. Amongst other things, the Chief Executive Officer is expected to:

(i) foster a corporate culture that promotes ethical practices, encourages individual integrity and fulfills social responsibility;

Does PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

(ii) develop and recommend to the Board a long-term strategy and vision for the Corporation that leads to creation of shareholder value;

(iii) develop and recommend to the Board annual business plans and budgets that support the Corporation’s long term strategy; and

(iv) consistently strive to achieve the Corporation’s financial and operating goals and objectives.

	(b) Board should approve the Chief Executive Officer’s corporate objectives.	Yes
The Compensation Committee annually reviews the Chief Executive Officer’s performance as against specific written objectives established at the beginning of each year and together with all other independent members of the Board approves annually the Chief Executive Officer’s compensation package.

12.	Establish structures and procedures to ensure the Board can function independently of management.	Yes
The Board has determined that the Corporation is best served by dividing the responsibilities of Board Chair and Chief Executive Officer. The Board Chair is independent and unrelated and is chosen by the full Board. A position description for the Board Chair has been developed and approved by the Board. Amongst other things the Chair is expected to:

(i) provide leadership necessary for effective functioning of the Board;

(ii) lead in the assessment of Board performance;

(iii) assist the Compensation Committee in monitoring and evaluating the performance of the Chief Executive Officer;

(iv) lead the Board in ensuring succession plans are in place at the senior management level; and

(v) act as an effective liaison between the Board and management.

The Board has also adopted a policy for the independent members of the Board to meet without management present at each regularly scheduled meeting of the Board. These sessions are of no fixed duration and participating directors are encouraged to raise and discuss any issues of concern.

Does PCS
TSX Guidelines for		Currently
Effective Corporate Governance		Align?	Comments

13.	(a) The Audit Committee should have a mandate which specifically defines the roles and responsibility of the Audit Committee;	Yes
The Audit Committee has a comprehensive written Charter which was last reviewed and amended in November 2004. A copy of the Charter is attached as Appendix D to the attached Management Proxy Circular, and section 5 of the Charter describes the Committee’s responsibilities.

The Committee is composed solely of independent, unrelated directors. All members of the Committee must be financially literate and at least one member of the Committee must have accounting or related financial expertise. The Board has concluded that all members of the Committee are financially literate and Mr. Vicq is an “Audit Committee Financial Expert” within the rules of the U.S. Securities and Exchange Commission relating to audit committees.

	(b) All members should be outside directors.	Yes	The Audit Committee is at present composed of five members, all of whom are independent and unrelated.

14.	Implement a system to enable individual directors to engage outside advisors, at the expense of the Corporation in appropriate circumstances.	Yes	Individual directors may engage outside advisors, at the Corporation’s expense, upon authorization of the Executive Committee.

APPENDIX B

POTASH CORPORATION OF SASKATCHEWAN INC.

RESOLUTION OF SHAREHOLDERS

WHEREAS the Board of Directors of Potash Corporation of Saskatchewan Inc. (the “Corporation”) has, inter alia, approved a new stock option plan (the “2005 Performance Option” plan), a copy of which is attached as Appendix C to the management proxy circular of the Corporation sent to the shareholders of the Corporation in connection with the annual and special meeting of the Corporation to be held May 5, 2005;

NOW THEREFORE, BE IT RESOLVED that:

1.	the 2005 Performance Option plan is hereby adopted and approved by the shareholders of the Corporation; and

2.
any officer of the Corporation be and is hereby authorized and directed for and on behalf of the Corporation to do such things and to take such actions as may be necessary or desirable to carry out the intent of the foregoing resolution and the matters authorized thereby.

APPENDIX C

POTASH CORPORATION OF SASKATCHEWAN INC.

2005 PERFORMANCE OPTION PLAN

1.	Purpose of Plan

Potash Corporation of Saskatchewan Inc. (the “Corporation”) by resolution of its Board of Directors (the “Board”) has established, subject to shareholder approval at the Corporation’s 2005 Annual and Special Meeting of shareholders, this Potash Corporation of Saskatchewan Inc. 2005 Performance Option Plan (the “Plan”) to support the Corporation’s compensation philosophy of providing selected employees and officers with an opportunity to: promote the growth and profitability of the Corporation; align their interests with shareholders; and, earn compensation commensurate with corporate performance. The Corporation believes this Plan will directly assist in supporting the Corporation’s compensation philosophy by providing participants with the opportunity through stock options, which will vest, if at all, based on corporate performance over a three-year period, to acquire Common Shares of the Corporation (“Common Shares”).

2.	Duration of this Plan

This Plan was adopted by the Board on February 28, 2005 to be effective as of January 1, 2005 (the “Effective Date”), subject to shareholder approval at the Corporation’s 2005 Annual and Special Meeting of shareholders, and shall remain in effect, unless sooner terminated as provided herein, until one (1) year from the Effective Date, at which time it will terminate. After this Plan is terminated, no stock options may be granted but stock options previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

3.	Administration

This Plan shall be administered by the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan (the “Committee”). The Committee shall be responsible for administering this Plan, subject to this Section 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee, and the Committee, the Corporation, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be made in the Committee’s sole discretion and shall be final and binding upon the participants, the Corporation, and all other interested individuals.

4.	Authority of the Committee

The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Stock Option Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for stock options and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include adopting modifications and amendments to any Stock Option Award Agreement that are necessary to comply with the laws of the countries and other jurisdictions in which the Corporation and/or its subsidiaries operate.

5.	Shares Subject to Stock Options

The aggregate number of Common Shares issuable after February 28, 2005 pursuant to stock options under this Plan may not exceed 1,200,000 Common Shares. The aggregate number of Common Shares in respect of which stock options have been granted to any one person pursuant to this Plan and which remain outstanding shall not at any time exceed 300,000. The authorized limits under this Plan shall be subject to adjustment under Sections 12 and 13.

If any stock option granted under this Plan, or any portion thereof, expires or terminates for any reason without having been exercised in full, the Common Shares with respect to which such option has not been exercised shall again be available for further stock options under this Plan; provided, however, that any stock option that is granted under this Plan that does not vest as a result of a failure to satisfy the Performance Measures, shall not be again available for grant under this Plan.

6.	Grant of Stock Options

From time to time the Board may designate individual officers and employees of the Corporation and its subsidiaries eligible to be granted options to purchase Common Shares and the number of Common Shares which each such person will be granted a stock option to purchase; provided that the aggregate number of Common Shares subject to such stock options may not exceed the number provided for in Section 5 of this Plan. Non-employee directors and other non-employee contractors and third party vendors are not eligible to participate in this Plan.

7.	Option Price

The option price for any option granted under this Plan to any optionee shall be fixed by the Board when the option is granted and shall be not less than the fair market value of the Common Shares at such time which, for optionees resident in the United States and any other optionees designated by the Board, shall be deemed to be the closing price per Common Share on the New York Stock Exchange on the last trading day immediately preceding the day the option is granted and, for all other optionees, shall be deemed to be the closing price per Common Share on the Toronto Stock Exchange on the last trading day immediately preceding the day the option is granted; provided that, in either case, if the Common Shares did not trade on such exchange on such day the option price shall be the closing price per share on such exchange on the last day on which the Common Shares traded on such exchange prior to the day the option is granted.

8.	Vesting of Stock Options

Subject to achievement of Performance Measures as certified and approved by the Audit Committee of the Board, stock options granted under this Plan will vest no later than thirty (30) days after the audited financial statements for the applicable Performance Period have been approved by the Board.

9.	Performance Measures for Vesting of Stock Options

(a)
The Performance Measures which will be used to determine the degree to which stock options will vest over the three-year period beginning the first day of the fiscal year in which they are granted (the “Performance Period”) shall be cash flow return on investment (“CFROI”) and weighted average cost of debt and equity capital (“WACC”).

(i)
CFROI is the ratio of after tax operating cash flow to average gross investment over the fiscal year, calculated as A divided by B, where (1) A equals operating income plus nonrecurring or unusual items plus accrued incentive awards plus depreciation and amortization less cash taxes, and (2) B equals the average of total assets plus accumulated depreciation plus accumulated amortization less cash and cash equivalents less non interest bearing current liabilities.

(ii)
WACC is the weighted average cost of debt and equity capital, calculated as [A times the product of B divided by C] plus [D times the product of E divided by C], where (1) A equals the after-tax market yield cost of debt, (2) B equals the market value of debt less cash and cash equivalents (3) C equals the market value of debt less cash and cash equivalents, plus the market value of equity, (4) D equals the cost of equity, and (5) E equals the market value of equity.

(b)
In determining the number of stock options that will actually vest based on the degree to which the Performance Measures have been attained during the applicable Performance Period, the following chart shall be utilized which shows the three year average excess of CFROI being greater than WACC and the respective portion of the stock option that will vest:

Performance Measure	Vesting Scale
3 year average excess of CFROI > WACC	% of Stock Option Grant Vesting
<0%	0%
0.20%	30%
1.20%	70%
2.20%	90%
2.50%	100%

(c)	In assessing the portion of the stock options that shall vest in accordance with the above chart, the following shall be done:

(i)	Each year, the CFROI and WACC will be calculated in accordance with the definitions herein, based on the audited financial statements and approved by the Audit Committee.

(ii)	In each Performance Period, the average of the three fiscal years shall be calculated by taking the simple average of the individual years’ results.

(iii)	The resulting three-year average will then be applied, using the scale above to determine the number of stock options, if any, that will vest as of the end of the Performance Period.

(iv)	For results falling between the reference points in the chart above, the level of vesting shall be mathematically interpolated between the reference points.

10.	Terms of Stock Options

The period during which a stock option is exercisable may not exceed 10 years from the date the stock option is granted, and the Stock Option Award Agreement may contain provisions limiting the number of Common Shares with respect to which the stock option may be exercised in any one year. Each stock option agreement shall contain provisions to the effect that:

(a)
if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, by reason of his or her death, or if an optionee who is a retiree pursuant to Section 10(b) dies, the legal personal representatives of the optionee will be entitled to exercise any unexercised vested options, including such stock options that may vest after the date of death, during the period ending at the end of the twelfth calendar month following the calendar month in which the optionee dies, failing which exercise the stock options terminate;

(b)
subject to the terms of Section 10(a) above, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, by reason of retirement in accordance with the then prevailing retirement policy of the Corporation or subsidiary, the optionee will be entitled to exercise any unexercised vested stock options, including such stock options that may vest after the date of retirement, during the period ending at the end of the 36th month following the calendar month in which the optionee retires, failing which exercise the stock options terminate;

(c)
if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, for any reason other than as provided in Sections 10(a) or (b), the optionee will be entitled to exercise any unexercised vested stock options, to the extent exercisable at the date of such event, during the period ending at the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the stock options terminate;

(d)
for greater certainty and for these purposes, an optionee’s employment with the Corporation or a subsidiary shall be considered to have terminated effective on the last day of the optionee’s actual and active employment with the Corporation or subsidiary whether such day is selected by agreement with the optionee or unilaterally by the Corporation or subsidiary and whether with or without advance notice to the optionee. For the avoidance of doubt, no period of notice that is given or ought to have been given under applicable law in respect of such termination of employment will be utilized in determining an optionee’s entitlement under the Plan. The employment of an optionee with the Corporation shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a person that is a subsidiary of the Corporation and such person ceases to be a subsidiary of the Corporation, unless the Committee determines otherwise; and

(e)
each stock option is personal to the optionee and is not assignable, except (i) as provided in Section 10(a), and (ii) at the election of the Board, a stock option may be assignable to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing.

Nothing contained in Sections 10(a), (b) or (c) shall extend the period during which a stock option may be exercised beyond its stipulated expiration date or the date on which it is otherwise terminated in accordance with the provisions of this Plan.

If a stock option is assigned pursuant to Section 10(e)(ii), the references in Sections 10(a), (b) and (c) to the termination of employment or death of an optionee shall not relate to the assignee of a stock option but shall relate to the original optionee. In the event of such assignment, legal personal representatives of the original optionee shall not be entitled to exercise the assigned stock option, but the assignee of the stock option or the legal personal representatives of the assignee may exercise the stock option during the applicable specified period.

11.	Exercise of Stock Options

Subject to the provisions of this Plan, a vested stock option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise specifying the number of Common Shares with respect to which the stock option is being exercised and accompanied by payment in cash or certified cheque in full of the purchase price of the Common Shares then being purchased.

12.	Adjustments

Appropriate adjustments to the authorized limits set forth in Section 5, in the number, class and/or type of Common Shares optioned and in the option price per share, both as to stock options granted or to be granted, may be made by the Board in its discretion to give effect to adjustments in the number of Common Shares which result from subdivisions, consolidations or reclassifications of the Common Shares, the payment of share dividends by the Corporation, the reconstruction, reorganization or recapitalization of the Corporation or other relevant changes in the capital of the Corporation.

13.	Mergers

If the Corporation proposes to amalgamate or merge with another body corporate, the Corporation shall give written notice thereof to optionees in sufficient time to enable them to exercise outstanding vested stock options, to the extent they are otherwise exercisable by their terms, prior to the effective date of such amalgamation or merger if they so elect. The Corporation shall use its best efforts to provide for the reservation and issuance by the amalgamated or continuing corporation of an appropriate number of Common Shares, with appropriate adjustments, so as to give effect to the continuance of the stock options to the extent reasonably practicable. In the event that the Board determines in good faith that such continuance is not in the circumstances practicable, it may upon 30 days’ notice to optionees terminate the stock options.

14.	Change of Control

If a “change of control” of the Corporation occurs, each then outstanding stock option granted under this Plan may be exercised, in whole or in part, even if such option is not otherwise exercisable by its terms. For purposes of this Plan, a change of control of the Corporation shall be deemed to have occurred if any of the following occur, unless the Board adopts a plan after the Effective Date of this Plan that has a different definition (in which case such definition shall be applied), or the Committee decides to modify or amend the following definition through an amendment of this Plan:

(a)
within any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment by the Board or nomination for election by shareholders of the Corporation was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(b)
there occurs an amalgamation, merger, consolidation, wind-up, reorganization or restructuring of the Corporation with or into any other entity, or a similar event or series of such events, other than any such event or series of events which results in securities of the surviving or consolidated corporation representing 50% or more of the combined voting power of the surviving or consolidated corporation’s then outstanding securities entitled to vote in the election of directors of the surviving or consolidated corporation being beneficially owned, directly or indirectly, by the persons who were the holders of the Corporation’s outstanding securities entitled to vote in the election of directors of the Corporation prior to such event or series of events in substantially the same proportions as their ownership immediately prior to such event of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation;

(c)
50% or more of the fixed assets (based on book value as shown on the most recent available audited annual or unaudited quarterly consolidated financial statements) of the Corporation are sold or otherwise disposed of (by liquidation, dissolution, dividend or otherwise) in one transaction or series of transactions within any twelve month period;

(d)
any party, including persons acting jointly or in concert with that party, becomes (through a take-over bid or otherwise) the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation, unless in any particular situation the Board determines in advance of such event that such event shall not constitute a change of control; or

(e)
the Board approves and/or recommends that shareholders accept, approve or adopt any transaction that would constitute a change of control under clause b, c or d above and determines that the change of control resulting from such transaction will be deemed to have occurred as of a specified date earlier than the date under b, c or d, as applicable.

15.	Amendment or Discontinuance of this Plan

The Board may amend or discontinue the Plan at any time but, subject to Sections 12, 13, and 14, no such amendment may increase the aggregate maximum number of Common Shares that may be subject to stock options under this Plan, change the manner of determining the minimum option price, extend the option period under any option beyond 10 years or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under this Plan; and, provided further, that, without the prior approval of the Corporation’s shareholders, stock options issued under this Plan shall not be repriced, replaced, or regranted through cancellation, or by lowering the option price of a previously granted stock option. Pre-clearance of the Toronto Stock Exchange of amendments to the Plan will be required to the extent provided under the relevant rules of the Toronto Stock Exchange.

16.	Evidence of Stock Options

Each stock option granted under this Plan shall be evidenced by a written stock option agreement between the Corporation and the optionee which shall give effect to the provisions of this Plan and include such other terms as the Committee shall determine (“Stock Option Award Agreement”).

APPENDIX D

POTASH CORPORATION OF SASKATCHEWAN INC.

AUDIT COMMITTEE CHARTER

1.	PURPOSE

1.1
To assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the auditors of the Company (the “external auditors”), and (4) the performance of the Company’s internal audit function and external auditors. The Audit Committee (the “Committee”) will also prepare the report that is, under applicable legislation and regulation, required to be included in the Company’s annual proxy statement and circular.

2.	AUTHORITY

2.1	The Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

(a)
Determine the public accounting firm to be recommended to the Company’s shareholders for appointment as external auditors, and, subject to applicable law, be directly responsible for the compensation and oversight of the work of the external auditors. The external auditors will report directly to the Committee.

(b)	Resolve any disagreements between management and the external auditors regarding financial reporting.

(c)	Pre-approve all auditing and permitted non-audit services performed by the Company’s external auditors.

(d)	Retain independent counsel, accountants, or others to advise the Committee or assist in its duties.

(e)	Seek any information it requires from employees — all of whom are directed to cooperate with the Committee’s requests — or external parties.

(f)	Meet with Company officers, external auditors, or outside counsel, as necessary.

(g)
Delegate authority, to the extent permitted by applicable legislation and regulation, to one or more designated members of the Committee, including the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full Committee at its next scheduled meeting.

3.	COMPOSITION

3.1
The Committee will consist of at least three and no more than six members of the Board of Directors. The Corporate Governance and Nominating Committee of the board will recommend to the board members for appointment to the Committee and the Committee chair. Only independent directors shall be entitled to vote on any board resolution approving such recommendations.

3.2	If and whenever a vacancy shall exist on the Committee, the remaining members may exercise all its powers so long as a quorum remains in office.

3.3
Each Committee member will be both independent and financially literate. At least one member shall be designated as the “financial expert”, as defined by applicable legislation and regulation. No Committee member shall simultaneously serve on the audit committees of more than two other public companies.

4.	MEETINGS

4.1
The Committee will meet at least once each fiscal quarter, with authority to convene additional meetings, as circumstances require. All Committee members are expected to attend each meeting, in person or via tele- or video-conference. The Committee will invite other members of the board, members of management, internal auditors or others to attend meetings and provide pertinent information, as necessary. External auditors shall be entitled to receive notice of every meeting of the Committee and to attend and be heard thereat. It will meet separately, periodically, with management, with internal audit and with external auditors. It will also meet periodically in camera. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

4.2
The time at which and place where the meetings of the Committee shall be held and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee; provided that meetings of the Committee shall be convened whenever requested by the external auditors or any member of the Committee in accordance with the Canada Business Corporations Act.

4.3	No business may be transacted by the Committee except at a meeting of its members at which a quorum of the Committee is present. A majority of the members of the Committee shall constitute a quorum.

5.	RESPONSIBILITIES

There is hereby delegated to the Committee the duties and powers specified in section 171 of the Canada Business Corporations Act and, without limiting these duties and powers, the Committee will carry out the following responsibilities:

5.1	Financial Statements

(a)	Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

(i)	Complex or unusual transactions and highly judgmental areas;

(ii)	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

(iii)	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

(b)
Review analyses prepared by management and/or the external auditors, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

(c)	Review both U.S. GAAP and Canadian GAAP issues and any reconciliation issues from Canadian GAAP to U.S. GAAP.

(d)
Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the external auditors’ auditor’s activities or on access to requested information, and any significant disagreements with management.

(e)
Review and discuss the annual audited financial statements and quarterly financial statements with management and the external auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) including the discussion of critical accounting estimates included therein.

(f)	Review and discuss the unaudited annual financial statements prior to the Company’s year-end earnings release.

(g)	Review the annual financial statements and MD&A and make a determination whether to recommend their approval by the Board of Directors.

(h)	Approve the quarterly financial statements and MD&A prior to their release.

(i)
Review disclosures made by the Chief Executive Officer and the Chief Financial Officer during the Forms 10-K and 10-Q certification process about significant deficiencies or material weaknesses in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

(j)
Discuss earnings press releases (particularly use of “pro forma” information or other non-GAAP financial measures), as well as financial information and earnings guidance provided externally, including to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made). The Committee does not need to discuss each release in advance.

(k)	Review management’s Sarbanes-Oxley Act Section 404 internal control report and the related attestation report of the external auditors when required.

5.2	Internal Control

(a)	Consider the effectiveness of the Company’s internal control system, including information technology security and control.

(b)
Understand the scope of internal audit’s and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

(c)	Review external auditors’ management letters and management’s responses to such letters.

(d)
As requested by the Board of Directors, discuss with management, internal audit and the external auditors the Company’s major risk exposures (whether financial, operational or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures.

(e)	Annually review the Corporation’s disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

(f)
Discuss with the Chief Financial Officer and, as is in the Committee’s opinion appropriate, the Chief Executive Officer, all elements of the certification required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act which duties may be discharged through the participation by the Chair of the Committee in the quarterly Sarbanes-Oxley Due Diligence Conference Call meeting.

5.3	Internal Audit

(a)	Review with management, the external auditors and internal audit the charter, plans, activities, staffing and organizational structure of the internal audit function.

(b)
Ensure there are no unjustified restrictions or limitations on the functioning of the internal audit department, and review and concur in the appointment, replacement, or dismissal of the Vice President, Internal Audit.

(c)	Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

(d)	On a regular basis, meet separately with the Vice President, Internal Audit to discuss any matters that the Committee or the Vice President, Internal Audit believes should be discussed privately.

5.4	External Audit

(a)	Review the external auditors’ proposed audit scope and approach, (including coordination of audit effort with internal audit) and budget.

(b)
Review the performance of the external auditors, and exercise final approval on the recommendation to shareholders regarding the appointment or discharge of the external auditors. In performing this review, the Committee will:

(i)
At least annually, obtain and review a report by the external auditors describing: the external auditors’ internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years as, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the external auditors and the Company.

(ii)	Take into account the opinions of management and internal audit.

(iii)	Review and evaluate the lead partner of the external auditors.

(c)
On an annual basis receive from the external auditors and review a report on items required to be communicated to the Committee by Audit Guideline 11 of the Canadian Institute of Chartered Accountants.

(d)	Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.

(e)	Present its conclusions with respect to the external auditors to the full board.

(f)	Set clear hiring policies for employees or former employees of the external auditors.

(g)	On a regular basis, meet separately with the external auditors to discuss any matters that the Committee or external auditors believe should be discussed privately.

5.5	Compliance

(a)
Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of non-compliance.

(b)
Establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(c)	Review the findings of any examinations by regulatory agencies, and any external auditors observations made regarding those findings.

(d)	Review the process for communicating the Code of Conduct to Company personnel, and for monitoring compliance therewith.

(e)	Obtain regular updates from management and Company legal counsel regarding compliance matters.

5.6	Reporting Responsibilities

(a)
Regularly report to the Board of Directors about Committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s external auditors, and the performance of the internal audit function.

(b)	Provide an open avenue of communication between internal audit, the external auditors, and the Board of Directors.

(c)
Report annually to shareholders, describing the Committee’s composition, responsibilities and how they were discharged, and any other information required by applicable legislation or regulation, including approval of non-audit services.

(d)	Review any other reports the Company issues that relate to Committee responsibilities.

5.7	Other Responsibilities

(a)	Discuss with management the Company’s major policies with respect to risk assessment and risk management.

(b)	Perform other activities related to this charter as requested by the Board of Directors.

(c)	Institute and oversee special investigations as needed.

(d)
Review and assess the adequacy of the Committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by applicable legislation or regulation.

(e)	Confirm annually that all responsibilities outlined in this charter have been carried out.

(f)	Evaluate the Committee’s performance at least annually.

(g)
Receive and review, at least quarterly, a report prepared by the Company’s Natural Gas Hedging Committee and, if the Company’s hedged position is outside approved guidelines, determine the reasons for the deviation and any action which will be taken as a result.

(h)	Annually review the Company’s natural gas hedging policy.

(i)	Receive and review, at least annually and in conjunction with the Compensation Committee, a report on pension plan governance including a fund review and retirement plan accruals.

6.	FUNDING

The Corporation shall provide for appropriate funding, as determined by the Committee, for (i) compensation to the external auditors for the purpose of preparing or issuing an audit report or performing other audit review or attest services as pre-approved by the Committee; (ii) compensation to any outside experts employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Proxy	Potash Corporation of Saskatchewan Inc.

FOR USE AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2005.

THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT OF THE  CORPORATION.

The undersigned holder of common shares (“Shares”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) hereby appoints Dallas J. Howe, Board Chair, or failing him, William J. Doyle, President and Chief Executive Officer, or failing him, Wayne R. Brownlee, Senior Vice President, Treasurer and Chief Financial Officer, or failing him, Joseph A. Podwika, Secretary, or instead of any of the foregoing,

,

as proxy for the undersigned to attend, vote and act for and on behalf of the undersigned at the annual and special meeting of shareholders of the Corporation to be held at the Delta Bessborough, 601 Spadina Crescent East, Saskatoon, Saskatchewan, Canada on Thursday, the 5th day of May, 2005 (the “Meeting”) at 10:30 a.m. (local time), and at any adjournments thereof, and hereby revokes any proxy previously given by the undersigned.

1. A shareholder has the right to appoint a person who need not be a shareholder, to represent him and to attend and act on his behalf at the Meeting, other than the nominees designated above, and may exercise such right by inserting the name of his nominee in the space provided above for that purpose.

2. The Shares represented by this proxy will be voted in accordance with any choice specified in this proxy. If no specification is made, the persons named above will vote such Shares for the election of the directors named in this proxy, for the appointment of Deloitte & Touche LLP as auditors of the Corporation and for the resolution (attached as Appendix B to the accompanying Management Proxy Circular) approving the adoption of a new stock option plan, the full text of which is attached as Appendix C to the accompanying Management Proxy Circular. This proxy confers authority to vote in the proxyholder’s discretion with respect to amendments to matters identified in the accompanying Notice of Meeting and with respect to other matters that may properly come before the Meeting.

3.  If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Corporation.

Without limiting the general powers hereby conferred, the Shares represented by this proxy are to be:

1.	☐	VOTED FOR the election as directors of all nominees listed below (except as marked to the contrary below), or

	☐	WITHHELD FROM VOTING for all nominees listed below.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.

(01)	F.J. Blesi	(05)	D.J. Howe	(09)	P.J. Schoenhals
(02)	W.J. Doyle	(06)	A.D. Laberge	(10)	E.R. Stromberg
(03)	J.W. Estey	(07)	J.J. McCaig	(11)	J.G. Vicq
(04)	W. Fetzer III	(08)	M. Mogford	(12)	E. Viyella de Paliza

2.	Voted FOR ☐ or WITHHELD FROM VOTING ☐ on, the appointment of Deloitte & Touche LLP as auditors of the Corporation.

3.
Voted FOR ☐ or AGAINST ☐ the resolution (attached as Appendix B to the accompanying Management Proxy Circular) approving the adoption of a new stock option plan, the full text of which is attached as Appendix C to the accompanying Management Proxy Circular.

Dated the                      day of                                                                                                     , 2005.

Name of Shareholder (please print)

Signature of Shareholder

Potash Corporation of Saskatchewan Inc.